UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Teradyne, Inc.

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TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation, will be held on Tuesday, May 21, 2013 at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864, for the following purposes:

1. To elect the eight nominees named in the accompanying proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3. To approve an amendment to the 2006 Equity and Cash Compensation Incentive Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 10,000,000 shares.

4. To approve an amendment to the 1996 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 5,000,000 shares.

5. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

6. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on March 28, 2013, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

Charles J. Gray, Secretary

April 11, 2013

Shareholders are requested to vote in one of the following three ways: (1) by completing, signing and dating the proxy card provided by Teradyne and returning it by return mail to Teradyne in the enclosed envelope or at the address indicated on the proxy card, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

i

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

April 11, 2013

Proxies in the form provided by Teradyne, Inc. (“Teradyne” or the “Company”) are solicited by the Board of Directors (“Board”) of Teradyne for use at the Annual Meeting of Shareholders to be held on Tuesday, May 21, 2013, at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864.

Only shareholders of record as of the close of business on March 28, 2013 (the “Record Date”) will be entitled to vote at this annual meeting and any adjournments thereof. As of the Record Date, 190,559,637 shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the annual meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary or Assistant Secretary delivered at any time before it is exercised, including at the annual meeting. All properly completed proxy forms returned in time to be cast at the annual meeting will be voted.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be Held on May 21, 2013

This Proxy Statement and the Accompanying Annual Report on Form 10-K, Letter to Shareholders, and Notice, are available at www.proxyvote.com

At the meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

1. To elect the eight nominees named in this proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3. To approve an amendment to the 2006 Equity and Cash Compensation Incentive Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 10,000,000 shares.

4. To approve an amendment to the 1996 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 5,000,000 shares.

5. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

The Board recommends that you vote FOR the proposals listed above.

On or about April 11, 2013, the Company mailed to its stockholders of record as of March 28, 2013 a notice containing instructions on how to access this proxy statement and the Company’s annual report online and to vote. Also on April 11, 2013, the Company began mailing printed copies of these proxy materials to stockholders that have requested printed copies.

If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the notice.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR the proposals listed above.

Shareholders may vote in one of the following three ways:

1. by completing, signing and dating the proxy card provided by Teradyne and returning it in the enclosed envelope or by return mail to Teradyne at the address indicated on the proxy card,

2. by completing a proxy using the toll-free telephone number listed on the proxy card or notice, or

3. by completing a proxy on the Internet at the address listed on the proxy card or notice.

A majority of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. For this annual meeting, on all matters being submitted to shareholders, an affirmative vote of at least a majority of the shares voting on the matter at the meeting is required for approval. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are not included in the number of shares present, or represented, and voting on each separate matter. Broker “non-votes” are also not included. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section entitled “Shareholder Proposals for 2014 Annual Meeting of Shareholders” for additional information.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of eight members, seven of whom are independent directors. Each director is elected annually for a one-year term. The terms of the directors expire at the 2013 Annual Meeting of Shareholders. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated all current directors for re-election. Teradyne has no reason to believe that any of the nominees will be unable to serve; however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. If elected, each director will hold office until the 2014 Annual Meeting of Shareholders.

The Board recommends a vote FOR the election to the Board of each of Messrs. Bagley, Bradley, Carnesale, Christman, Gillis, Guertin, Tufano and Vallee.

The following table sets forth the nominees to be elected at this annual meeting, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, any other public company boards on which he serves or has served in the past five years, and the nominee’s qualifications to serve on the Board. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he should serve as a director, Teradyne also believes that all of its director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Teradyne and the Board. Additionally, Teradyne values the directors’ significant experience on other public company boards of directors and board committees.

Nominees for Directors

Name	Year Became Director	Background and Qualifications
James W. Bagley	1996

Mr. Bagley, 74, served as Executive Chairman of the Board of Directors of Lam Research Corporation from June 2005 to November 2012. He was Lam Research Corporation’s Chief Executive Officer and Chairman of the Board of Directors from September 1998 to June 2005 and the Chief Executive Officer and a director from August 1997 to September 1998. He also was Chairman and Chief Executive Officer of OnTrak Systems, Inc. from May 1996 until July 1997. From November 1981 until May 1996, Mr. Bagley held various positions at Applied Materials, Inc., including President and Chief Operating Officer from 1987 through 1993, Vice Chairman and Chief Operating Officer from January 1994 until October 1995, and Vice Chairman from October 1995 until May 1996. Mr. Bagley also served as a director of Micron Technology, Inc. from 1997 to January 2012.

Mr. Bagley contributes valuable executive experience within the semiconductor equipment industry and widespread knowledge of the issues confronting complex global technology and manufacturing companies.

Michael A. Bradley	2004

Mr. Bradley, 64, has served as a director since April 2004 and as Chief Executive Officer since May 2004. He was President of Teradyne from May 2003 until January 2013, President of the Semiconductor Test Division from April 2001 until May 2003 and Chief Financial Officer from July 1999 until April 2001. From 1992 until 2001, he held various Vice President positions at Teradyne. Mr. Bradley has been a director of Entegris, Inc., and its predecessor company Mykrolis Corporation, since 2001 and of Avnet, Inc. since November 2012.

Mr. Bradley contributes valuable executive experience from his 34 years in multiple management roles, including as President and Chief Executive Officer, within Teradyne.

Albert Carnesale	1993

Mr. Carnesale, 76, has been Chancellor Emeritus and Professor of the University of California, Los Angeles since July 2006 and served as Chancellor from July 1997 to July 2006. He held the position of Provost of Harvard University from October 1994 until June 1997 and the Dean of The John F. Kennedy School of Government from November 1991 through December 1995 where he also was a Professor of Public Policy from 1974 through 1997. From August 2005 to October 2008, Mr. Carnesale served as a director of Westwood One, Inc.; since May 2009, as a director of Nano Pacific Holdings, Inc.; and since February 2011, as a director of Amicrobe, Inc.

Mr. Carnesale contributes a very broad business perspective as well as extensive domestic and foreign public policy expertise.

Name	Year Became Director	Background and Qualifications
Daniel W. Christman	2010

Mr. Christman, 69, has served as Senior Counselor to the President of the U.S. Chamber of Commerce since 2009 and as Senior Vice President of International Affairs at the Chamber from 2003 until 2009. In 2001, he retired in the grade of Lieutenant General after a career in the United States Army that spanned more than 36 years. Immediately prior to his retirement, Mr. Christman was the Superintendent of the United States Military Academy at West Point from 1996 to 2001. From 1994 to 1996, he served as Assistant to the Chairman of the Joint Chiefs of Staff of the United States. Mr. Christman has been a director of Entegris, Inc., and its predecessor company Mykrolis Corporation, since 2001. Mr. Christman was a director of the United Services Automobile Association from 1995 to November 2010 and a director of Ultralife Batteries, Inc. from 2001 to March 2010 where he also was the Chairman from September 2009 to March 2010.

Mr. Christman contributes his considerable experience with international business issues as well as expertise in leadership and management gained from his 36 plus years as a military leader.

Edwin J. Gillis	2006

Mr. Gillis, 64, has worked as a business consultant and private investor since January 2006. From July 2005 to December 2005, he was the Senior Vice President of Administration and Integration of Symantec Corporation, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005, as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation from September 1995 to November 2002, and as the Chief Financial Officer of Lotus Development Corporation from 1991 to September 1995. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P. Mr. Gillis has been a director of LogMeIn, Inc. since November 2007, a director of Sophos Plc. since November 2009 and a director of Responsys Inc. since March 2011. Mr. Gillis was also a director of BladeLogic, Inc. from 2007 to its acquisition by BMC Software in 2008 and a director of EqualLogic, Inc. from 2006 to its acquisition by Dell Computer in 2008.

Mr. Gillis contributes extensive experience relating to the issues confronting global technology companies and financial reporting expertise as a former Chief Financial Officer of several publicly-traded technology companies.

Name	Year Became Director	Background and Qualifications
Timothy E. Guertin	2011

Mr. Guertin, 63, has been the Vice Chairman of the Board of Directors of Varian Medical Systems, Inc. since September 2012 and a director of Varian since 2005. He served as Chief Executive Officer of Varian from February 2006 to September 2012 and as President from August 2005 to September 2012. He served as Chief Operating Officer from October 2004 to February 2006 and as Corporate Executive Vice President from October 2002 to August 2006. Prior to that time, he was President of Varian’s Oncology Systems business unit from 1992 to January 2005 and a Corporate Vice President from 1992 to 2002.

Mr. Guertin contributes significant executive experience at a global technology and manufacturing company with issues similar to those confronting Teradyne.

Paul J. Tufano	2005

Mr. Tufano, 59, has been the Chief Operating Officer of Alcatel-Lucent since January 2013 and Chief Financial Officer since December 2008. He was Executive Vice President of Alcatel-Lucent from December 2008 to January 2013. Mr. Tufano was the Executive Vice President and Chief Financial Officer of Solectron Corporation from January 2006 to October 2007 and Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano worked at Maxtor Corporation where he was President and Chief Executive Officer from February 2003 to November 2004, Executive Vice President and Chief Operating Officer from April 2001 to February 2003 and Chief Financial Officer from July 1996 to April 2001. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation.

Mr. Tufano contributes widespread knowledge of the issues confronting complex technology and manufacturing companies and extensive financial reporting expertise.

Roy A. Vallee	2000

Mr. Vallee, 60, served as Executive Chairman of the Board of Directors of Avnet, Inc. from July 2011 to November 2012 and as a director of Avnet, Inc. from 1991 to 2012. From July 1998 to July 2011, he was Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. He also was Vice Chairman of the Board of Directors from November 1992 to July 1998 and President and Chief Operating Officer from March 1992 until July 1998. Since 2003, Mr. Vallee has been a director of Synopsys, Inc. He is currently a member of both the Federal Reserve’s 12th District Advisory Council and the Board of the National Association of Wholesalers.

Mr. Vallee contributes valuable executive experience within the global technology industry as well as extensive knowledge of the issues affecting complex technology companies.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing shareholders with the opportunity at the 2013 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables” pursuant to Item 402 of Regulation S-K.

Teradyne’s Board of Directors has implemented an executive compensation program that rewards performance. The Board fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short- and long-term performance targets that are important to the Company and its shareholders. The Board of Directors has designed the Company’s executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. The Company believes that the compensation policies and program are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of shareholders.

The performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s outstanding financial results for 2012. The Company increased revenues by 16% to $1.66 billion, generated significant free cash flow, and maintained its industry-leading profitability rate. The Company’s Wireless Test Division, formed as a result of the 2011 acquisition of LitePoint Corporation, had record growth with revenue more than doubling from 2011.

The Company’s performance-based variable compensation is tied both to its rate of profitability and to the achievement of strategic business goals, including market share gains, strategic customer wins, engineering project milestones, cost controls and other growth targets – the achievement of which positively impact the Company’s long-term performance. Due to the Company’s market-leading rate of profitability and achievement of certain business goals in 2012, executive officers received 153% of their target variable cash compensation payout and 200% of their target performance-based restricted stock units.

The compensation of the executive officers over the last five years demonstrates the correlation between pay and performance. The compensation for the named executive officers in 2012, 2011 and 2010 contrasts to compensation received for 2008 and 2009 where executive officers received compensation well below target. In 2008 and 2009, executive officers received payouts well below their target variable cash compensation and were not granted any performance-based restricted stock units due to the severe industry downturn. Furthermore, in 2009, executive officers took base salary pay cuts which were only restored late in the year when business improved. By contrast, in 2010 and 2011, due to the Company’s record profitability and achievement of strategic business goals, the executive officers received at or close to the maximum 200% of their target variable cash compensation payout and 200% of their target performance-based restricted stock units. In 2012, the Company had record results in its Wireless Test Division as well as superior performance in its Semiconductor Test Division and Military/Aerospace Business Unit, but mixed results in its other businesses. As a result, the variable cash compensation payout for executives decreased to 153% reflecting a strong year, but not as strong as 2010 or 2011.

The Company’s shareholders voted to approve the Say-on-Pay advisory resolution at the 2012 Annual Meeting of Shareholders with 99% of the votes cast approving the resolution. Notwithstanding the approval of the resolution, the Board of Directors continues to assess the Company’s executive compensation program to ensure it remains aligned with both short- and long-term performance.

The Company will report the results of the “Say-on-Pay” vote in a Form 8-K following the 2013 Annual Meeting of Shareholders. The Company also will disclose in subsequent proxy statements how the Company’s compensation policies and decisions take into account the results of the shareholder advisory vote on executive compensation.

The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO 2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

Proposed Amendment

On March 28, 2013, the Board adopted an amendment to the 2006 Equity and Cash Compensation Incentive Plan (the “Plan”) which is subject to the approval of the shareholders. The Board has approved and recommends the shareholders approve an amendment to the Plan that will increase the aggregate number of shares of common stock authorized for issuance under the Plan by 10,000,000 shares. The Plan, as amended including the proposed amendment for the shareholders to approve, is attached as Appendix A. Our equity compensation program is a critical part of our compensation policy to attract, motivate and retain talented employees, align employee and stockholder interests, link employee compensation with company performance and maintain a culture based on employee stock ownership. We have prudently managed our equity awards program to achieve significant reductions in overhang and burn rate since our shareholders approved a share increase in 2009.

As of March 15, 2013, only 4.4 million shares remained authorized for issuance under the Plan. Assuming the current usage rate and stock price levels, Teradyne expects these remaining shares will be granted over the next 18 months. If the increase in the number of shares authorized for issuance under the Plan is not approved, Teradyne would have no further ability to make equity-based grants pursuant to the Plan subsequent to having made grants for the remaining 4.4 million shares. The Board believes that without a continued ability to make grants of equity-based awards pursuant to the Plan, Teradyne would suffer a severe competitive disadvantage in the recruitment, retention and motivation of its employees.

Since initially adopted, there has been one increase in the number of shares originally approved for issuance under the Plan. At the 2009 Annual Meeting, Teradyne’s shareholders approved an amendment to the Plan of an increase in the number of shares of Common Stock authorized for issuance under the Plan by 10,000,000 shares.

In offering equity as part of the Company’s long-term incentive compensation program, the Compensation Committee assesses the impact of the equity on shareholders using standard metrics, including “burn rate,” “overhang” and dilution. The Compensation Committee retained Compensia, an independent compensation consultant, to provide an analysis of the Company’s Plan, including “burn rate,” “overhang,” and dilution and to advise the Committee on the number of shares to propose for approval by the shareholders. Based on its analysis, Compensia recommended an increase of 10,000,000 shares. Compensia’s report to the Committee is summarized below.

Share Information

As of March 15, 2013, the Plan had 8,135,946 shares subject to currently outstanding equity awards including 4,590,190 shares subject to outstanding restricted stock awards (performance-based or time-based) and 3,545,756 outstanding options with a weighted average remaining option term of 5.66 years and a weighted average exercise price of $5.45 and 4,418,639 shares available for future issuance.

Burn Rate

“Burn rate” was analyzed by Compensia to provide a measure of the potential dilutive impact of the Company’s annual equity award program. “Burn rate” is the number of shares granted during a calendar year divided by the undiluted weighted average number of common shares outstanding for that year. As shown in the following graph, the Company’s three-year average annual burn rate for 2010 through 2012 is 2.44%, which is below the Institutional Shareholder Services (ISS) burn rate maximum of 6.58% applicable to Teradyne’s industry grouping, the Russell 3000 Semiconductor Equipment segment. The Company has reduced the burn rate from 3.10% to 2.05% over the last 3 years.

For purposes of this calculation, in accordance with ISS’s methodology, full value awards, such as restricted stock awards and performance-based restricted stock awards, were multiplied by a factor of 2.0.

Overhang

“Overhang” was analyzed by Compensia to measure the potential dilutive effect of all outstanding equity awards and shares available for future grants. “Total Overhang” is the total number of equity awards outstanding, plus shares available to be granted, divided by total common shares outstanding. “Issued Overhang” is the total number of equity awards outstanding divided by total common shares outstanding. As of March 15, 2013, the Company’s Issued Overhang was 4.3% and the Company’s Total Overhang was 6.6%. Assuming the approval of the increase in the number of shares authorized for issuance under the Plan, the Total Overhang would be 11.8%. As illustrated in the table below, the Company’s overhang percentages have steadily decreased over the last three years.

As of December 31	Issued Stock Overhang	Total Stock Overhang
2012	4.7%	8.1%
2011	6.1%	10.6%
2010	7.7%	16.0%

The Company’s Issued Overhang, current Total Overhang and Total Overhang assuming the approval of the increase in the number of shares authorized for issuance under the Plan are, in each case, below the median of its peer group.

Dilution Cost

Compensia also conducted an analysis of the equity plan dilution cost or shareholder value transfer. The cost of the Company’s equity plan is determined using a dilution model which calculates the Company’s shareholder value transfer based on the fair value of:

•	Shares available under the plan, plus

•	Shares requested to be added to the plan, plus

•	Granted, but unexercised shares subject to outstanding options and unvested RSUs.

The sum of the above is calculated as a percent of the Company’s market capitalization based on a 200-day average stock price as of the applicable measurement date. The percentage then is compared to guidelines based on the Company’s industry and performance. Based on this analysis, Compensia advised the Committee that the dilution cost was within acceptable guidelines.

Usage Rate

In recommending the increase in shares for the equity plan, Compensia also reviewed the Company’s 3-year average share usage rate which is set forth in the table below.

	2012	2011	2010
	(in thousands)
Restricted Stock Units:
Non-vested at January 1	5,840	6,963	6,896
Awarded	1,844	1,936	2,626
Vested	(2,510)	(2,624)	(2,406)
Forfeited	(204)	(435)	(153)

Non-vested at December 31	4,970	5,840	6,963

Stock Options:
Outstanding at January 1	5,335	7,194	11,238
Granted	151	145	329
Assumed from acquisition	—	2,828	—
Exercised	(1,396)	(965)	(4,031)
Forfeited	(203)	—	—
Cancelled	(46)	(3,867)	(342)

Outstanding at December 31	3,841	5,335	7,194

Total shares available for the years 2012, 2011 and 2010:

	2012	2011	2010
	(in thousands)
Shares available:
Available for grant at January 1	8,205	9,851	12,653
Options granted	(151)	(145)	(329)
Restricted stock units granted	(1,844)	(1,936)	(2,626)
Restricted stock units forfeited	204	435	153

Available for grant at December 31	6,414	8,205	9,851

With the increase in shares requested, based on the 3-year historical average usage, the Plan would have a sufficient number of shares for approximately five (5) to six (6) years. This estimate would be impacted by a significant decrease in participation in the equity program such as through an employee reduction or divestiture or a significant increase in participation such as through an acquisition or an increase in hiring. This estimate also is impacted by Teradyne’s share price which impacts the number of shares issued to employees under the Plan.

The Compensation Committee reviewed Compensia’s analysis and approved the recommendation for an increase of 10,000,000 shares. Teradyne and the Compensation Committee have actively advanced shareholder interests in the administration of its equity compensation program, reducing both its burn rate and overhang percentages in recent years. The Board believes that the overhang and burn rate are reasonable in relation to those of the Company’s peer group and reflect a judicious use of equity for compensation programs.

The Board recommends a vote for approval of the amendment to the Plan. The following is a summary of the material features of the Plan. The complete text of the Plan, giving effect to the proposed amendment, is attached as Appendix A.

General Description of the Plan, as amended

The purpose of the Plan is to provide equity ownership and compensation opportunities in Teradyne (each, an “Award”) to employees, officers and directors of Teradyne and its subsidiaries, all of whom are eligible to receive Awards under the Plan. Under present law, however, incentive stock options within the meaning of Section 422 of the Code, a type of stock-based Award that may be granted pursuant to the Plan, may be granted only to employees of Teradyne or subsidiaries of Teradyne. Any person to whom an Award is granted will be called a “Participant.” As of March 15, 2013, there are approximately 3,600 employees who are eligible to be Participants in the Plan.

The Plan is administered by the Compensation Committee (the “Committee”) composed solely of members of Teradyne’s Board of Directors that are “independent,” as defined pursuant to Rule 10A-3(b)(1) of the Exchange Act and Rule 303A.02 of the NYSE Listed Company Manual. The Committee has the authority to grant Awards, to adopt, amend and repeal rules relating to the Plan, to interpret and correct the provisions of the Plan and any Award, and subject to the limitations of the Plan, to modify and amend any Award, except that the Committee may not reprice Awards without shareholder approval or accelerate the vesting of full-value stock-based Awards without shareholder approval other than in the event of death, disability or retirement of a Participant or an acquisition of Teradyne by another entity. The Plan also provides that authority to grant Awards to employees may be delegated to one or more executive officers of Teradyne, with certain limitations.

Awards under the Plan may be either or both stock- and cash-based. Stock-based Awards may take the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock or any other stock-based interests as the Committee shall determine.

Awards may be granted subject to time-based vesting schedules and/or performance-based vesting measured by Performance Criteria specified in an Award. “Performance Criteria” means any one or more of the following performance criteria, applied to either Teradyne as a whole or to a division, business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: cash flow; earnings per share; earnings before interest, taxes and amortization; return on equity; total shareholder return; share price performance; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; income from operations less restructuring and other, net, amortization of intangibles and acquisition and divestiture related charges or credits; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; product release schedules; new product innovation; product cost reduction; brand recognition/acceptance; product ship targets; process improvement results; verification of business strategy and/or business plan; improvement of strategic position; adaptation to changes in the marketplace or environment; or customer satisfaction. If the Award is subject to Performance Criteria and the Award so provides, evaluation of achievement against Performance Criteria may take into account any of the following events that occur during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law; accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs and any extraordinary non-recurring charges or other events.

Stock-Based Awards

Authorized Shares. The number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan was originally 12 million shares of Common Stock in May 2006, when the Plan was first approved by the shareholders. The shareholders approved an increase in the number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan to 22 million at the 2009 Annual Meeting. As of March 15, 2013, the number of shares of Common Stock that remained available for issuance was approximately 4.4 million. The maximum number of shares of stock-based Awards that may be granted to any individual Participant under the Plan during any one fiscal year may not exceed 2 million.

Terms of Stock-Based Awards. The Committee shall determine the terms and conditions of each stock-based Award, including the number of shares subject to such Award or a formula for making this determination; the exercise or purchase price, as applicable, of such Award (subject to limitations discussed subsequently) and the means of payment for shares; the vesting schedule; the Performance Criteria, if any, that determine the number of shares or options granted, issued, retainable and/or vested; other terms and conditions on the grant, issuance and/or forfeiture of the shares or options; and such further terms and conditions as may be determined by the Committee.

Stock Options. Stock options represent the right to purchase shares of Common Stock within a specified period of time at a specified price. The exercise price for options will be not less than 100% (110% for an incentive stock option granted to a 10% or more shareholder) of the fair market value of Common Stock on the date of grant. The aggregate fair market value, determined on the date the option is granted, of the stock for which any person may be granted incentive stock options which become exercisable for the first time by such person in any calendar year cannot exceed the sum of $100,000 or such sum as is allowed by the Code (determined on the date such option is granted). No incentive stock option will be granted to a person who is not an “employee” as defined in the applicable provisions of the Code, and regulations issued thereunder. Options shall expire in no more than ten years (five years in the case of an incentive stock option granted to a 10% or more shareholder) after the date of grant.

Each option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable, by delivery of a properly signed written notice of exercise to Teradyne at its principal office address or to such transfer agent as Teradyne shall designate, or by notification to the Teradyne-designated third party commercial provider. The Committee has the right to accelerate the date of exercise of any installment of any option at any time, despite the fact that such acceleration may disqualify all or part of any option as an incentive stock option. Payment for the exercise of options under the Plan may be made by one or any combination of the following forms of payment:

•	by cash or by check payable to the order of Teradyne, or by fund transfer from the holder’s account maintained with the Teradyne-designated third party commercial provider, if any,

•

at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of exercise to the cash exercise price of the option, provided that such shares were not acquired by the Participant in the prior six months, or

•	at the discretion of the Committee, by delivery of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option by the optionee’s broker or selling agent.

Stock Appreciation Rights. A stock appreciation right (an “SAR”) is an Award entitling the holder, upon exercise, to receive cash or shares of Common Stock, or a combination thereof, in an amount determined solely by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be granted separately from or expressly in tandem with an option. An SAR granted in tandem with an option will be exercisable only at such time or times, and to the extent, that the related option is exercisable, provided that the SAR will generally terminate upon exercise of the related option and the option will terminate and no longer be exercisable upon the exercise of the related SAR.

Restricted Stock and Restricted Stock Units. Restricted stock is Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Restricted stock units represent the right to receive shares of Common Stock in the future, with the right to future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Subject to any restrictions applicable to the Award, a Participant holding restricted stock, whether vested or unvested, will be entitled to enjoy all rights of a shareholder with respect to such restricted stock, including the right to receive dividends and to vote the shares. A Participant holding restricted stock units may not vote the shares represented by those units. Restricted stock and restricted stock units issued under the Plan will be subject to minimum vesting periods of no less than 1 year for Awards subject to Performance Criteria and no less than 3 years for all other restricted stock or restricted stock unit Awards, unless the applicable restricted stock and restricted stock unit Awards fall under the exception to minimum vesting periods described below.

Phantom Stock. Phantom stock is an Award entitling recipients to receive, in cash or shares, the fair market value of shares of Common Stock upon the satisfaction of conditions specified by the Committee in connection with the grant of such Award. A Participant may not vote the shares represented by a phantom stock Award.

Other Stock-Based Awards. The Plan provides the flexibility to grant other forms of Awards based upon Common Stock, having the terms and conditions established at the time of grant by the Committee. A minimum vesting period of no less than 1 year for full-value stock-based Awards subject to Performance Criteria and no less than 3 years for all other full-value stock-based Awards is required under the Plan, unless such Awards fall under the exception to minimum vesting periods described below.

Non-Employee Director Formula Grants. The Plan provides that each non-employee director of Teradyne will be automatically granted an Award, either in equity or cash, having a fair market value equal to (1) a dollar amount approved by the Board of Directors not to exceed $200,000 on the date first elected or appointed to the Board (other than pursuant to an election at an annual meeting of shareholders), prorated daily to reflect the period between the director’s date of election or appointment and the date of the next annual grant, and (2) a dollar amount approved by the Board of Directors not to exceed $200,000 on the date in each year which is the earlier of the date of the annual meeting of shareholders and the last Thursday in May. At the discretion of the Board of Directors, such Award may include any of the following, individually or in combination: a restricted stock unit, restricted stock, nonstatutory stock option, SAR or cash. Awards of restricted stock or restricted stock units to non-employee directors will have a minimum vesting period of no less than 1 year for Awards subject to Performance Criteria and no less than 3 years for all other Awards, unless such Awards fall under the exception to minimum vesting periods. Any options, SARs, phantom stock or other cash Awards issued to non-employee directors may, at the Committee’s discretion, be immediately exercisable on the date of grant. Awards granted under the Plan shall be in addition to the annual Board and committee cash retainers paid by Teradyne to non-employee directors.

Exception to Minimum Vesting Periods. The Committee can exclude from the minimum vesting period requirements up to 5% of the shares of Common Stock authorized for issuance under the Plan in the form of restricted stock Awards, restricted stock units and other stock-based Awards.

Adjustment. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, the following shall be equitably adjusted:

•	the number and class of securities available for Awards under the Plan and the per-Participant share limit,

•	the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Award, and

•	the repurchase price per security subject to repurchase.

The terms of each other outstanding stock-based Award shall be adjusted by Teradyne (or substituted Awards may be made) to the extent the Committee shall determine, in good faith, that such an adjustment (or substitution) is appropriate.

Cash Awards

The Plan permits the granting of cash Awards either alone, in addition to, or in tandem with other Awards granted under the Plan to Participants. These cash Awards may be based on a predetermined variable compensation factor and performance criteria, and may not exceed $3 million per fiscal year. The variable compensation factor is a percentage of the Participant’s base annual salary, starting at a minimum of 5% for new Participants. Variable compensation factors are reviewed annually and typically do not exceed 100%.

General Terms

Eligibility Under Section 162(m). In general, under Section 162(m) of the Code, Teradyne cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid in a year to certain executive officers. This deduction limitation, however, does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The regulations under Section 162(m) of the Code contain a “safe harbor” that treats stock options granted at fair market value as qualified performance-based compensation (assuming certain other requirements are satisfied). Teradyne considered the limitations on deduction imposed by Section 162(m) of the Code when preparing the Plan. Included at page 41 in Compensation Discussion and Analysis under the subheading “Impact of Accounting and Tax Treatment on Executive Pay” is a further discussion of Section 162(m) of the Code.

Transferability. Except as the Committee may otherwise determine or provide in an Award, Awards may be transferred only by will or by the laws of descent and distribution; provided, however, that nonstatutory stock options may be transferred to a grantor retained annuity trust or a similar estate planning vehicle under which the trust is bound by all provisions of the option which are applicable to the holder thereof.

Treatment upon Acquisition. Unless otherwise expressly provided in the applicable Award, upon the occurrence of an acquisition of Teradyne by another entity, appropriate provision must be made for the continuation or the assumption by the surviving or acquiring entity of all Awards. In addition to or in lieu of the foregoing, the Committee may provide that Awards granted under the Plan must be exercised by a certain date or shall be terminated, that Awards shall be terminated in exchange for a cash payment, or that Awards under the Plan may be substituted for stock and stock-based awards issued by an entity acquired by or merged into Teradyne. The Committee is also authorized in connection with an acquisition of Teradyne to accelerate in full or in part any Awards of options, restricted stock, other stock-based Awards or Awards then-outstanding under the Plan that may be settled in whole or in part in cash.

Effect of Termination, Disability or Death. The Committee determines the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or designated beneficiary, may exercise rights under the Award, subject to applicable law and the provisions of the Code. The Committee is permitted to authorize in connection with the occurrence of such an event the acceleration in full or in part any Award of options or Awards that may be settled in cash. The Committee is permitted to authorize the acceleration of restricted stock or restricted stock unit Awards or other full-value stock-based Awards only in the event of the Participant’s disability, death, retirement or upon the acquisition in control of Teradyne by another entity.

Amendment of Awards. The Committee may, without shareholder approval, amend, modify or terminate any outstanding Award, except that: (1) the Committee may not materially and adversely change the terms of a Participant’s Award without the Participant’s consent; (2) previously-issued options may not be amended without shareholder approval to reduce the price at which such previously-issued options are exercisable or to extend the period of time beyond ten years for which such previously-issued options shall be exercisable; and (3) previously-issued full-value stock-based Awards may not be accelerated without shareholder approval, other than in the event of death, disability or retirement of a Participant or an acquisition of Teradyne.

Termination of Plan; Amendments. Awards may be granted under the Plan at any time on or prior to May 24, 2016, but Awards granted before that date may be exercised thereafter. The Committee may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that any material amendment to the Plan will not be effective unless approved by Teradyne’s shareholders. If any stock-based Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued shares covered by such Award shall again be available for the grant of Awards under the Plan.

United States Federal Income Tax Consequences

Incentive Stock Options. The following general rules are applicable under current United States federal income tax law to incentive stock options (“ISOs”) granted under Teradyne’s Plan.

1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no corresponding federal tax deduction is allowed to Teradyne upon either grant or exercise of an ISO.

2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the “Holding Periods”), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as long-term capital gain or loss to the optionee.

3. If shares acquired upon exercise of an ISO are disposed of before the Holding Periods are met (a “Disqualifying Disposition”), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

4. In any year that an optionee recognizes ordinary income as the result of a Disqualifying Disposition, Teradyne generally should be entitled to a corresponding deduction for federal income tax purposes.

5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain to the optionee.

6. Capital gain or loss recognized by an optionee upon a disposition of shares will be long-term capital gain or loss if the optionee’s holding period for the shares exceeds one year.

7. An optionee may be entitled to exercise an ISO by delivering shares of Teradyne’s Common Stock to Teradyne in payment of the exercise price. If an optionee exercises an ISO in such fashion, special rules will apply.

8. In addition to the tax consequences described above, the exercise of an ISO may result in additional tax liability to the optionee under the alternative minimum tax rules. The Code provides that an alternative minimum tax (at a maximum rate of 28%) will be applied against a taxable base which is equal to “alternative minimum taxable income” reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee’s alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer that pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

9. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Nonstatutory Stock Options. The following general rules are applicable under current United States federal income tax law to options that do not qualify as ISOs (“Nonstatutory Stock Options”) granted under Teradyne’s Plan:

1. The optionee generally does not realize any taxable income upon the grant of a Nonstatutory Stock Option, and Teradyne is not allowed a federal income tax deduction by reason of such grant.

2. The optionee generally will recognize ordinary income at the time of exercise of a Nonstatutory Stock Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

3. When the optionee sells the shares acquired pursuant to a Nonstatutory Stock Option, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee’s holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

4. Teradyne generally should be entitled to a corresponding tax deduction for federal income tax purposes when the optionee recognizes ordinary income.

5. An optionee may be entitled to exercise a Nonstatutory Stock Option by delivering shares of Teradyne’s Common Stock to Teradyne in payment of the exercise price. If an optionee exercises a Nonstatutory Stock Option in such fashion, special rules will apply.

6. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Awards and Purchases. The following general rules are applicable under current federal income tax law to awards of restricted stock and restricted stock units (“Restricted Awards”), the granting of opportunities to make direct stock purchases under Teradyne’s Plan (“Purchases”) or the granting of an SAR or phantom stock that is settled in shares (a “Stock-Settled Award”):

1. Persons receiving Common Stock pursuant to a Restricted Award, a Purchase or a Stock-Settled Award generally will recognize ordinary income at the time of vesting, purchase or settlement, as applicable, in an amount equal to the fair market value of the shares received, reduced by the purchase price paid, if any.

2. Teradyne generally should be entitled to a corresponding deduction for federal income tax purposes when such person recognizes ordinary income. When such Common Stock is sold, the seller generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale and the seller’s tax basis in the Common Stock (generally, the amount that the seller paid for such stock plus the amount taxed to the Seller as ordinary income).

3. Special rules apply if the stock acquired pursuant to an Award of stock or direct stock purchase is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Cash Awards. The following general rules are applicable under current federal income tax law to cash Awards or Awards settled in cash:

1. Persons receiving a cash Award or Award settled in cash generally will recognize ordinary income equal to the amount of the cash Award.

2. Teradyne should be entitled to a corresponding deduction for federal income tax purposes at the time of making the cash Award or Award settled in cash.

Other Tax Considerations

A Participant who receives accelerated vesting, exercise or payment of awards contingent upon or in connection with a change of control of Teradyne may be deemed to have received an “excess parachute payment” under Section 280G of the Code. In such event, the Participant may be subject to a 20% excise tax and Teradyne may be denied a tax deduction for such payments.

It is the intention of Teradyne that Awards will comply with Section 409A of the Code regarding nonqualified deferred compensation arrangements or will satisfy the conditions of applicable exemptions. However, if an Award is subject to and fails to comply with the requirements of Section 409A, the Participant may recognize ordinary income on the amounts deferred under the Award, to the extent vested, prior to the time when the compensation is received. In addition, Section 409A imposes a 20% penalty tax, as well as interest, on the Participant with respect to such amounts.

The Patient Protection and Affordable Care Act, which was enacted on March 23, 2010, introduced a new Net Investment Income Tax. For taxable years beginning after December 31, 2012, dividends paid to and capital gains recognized by individuals with incomes over certain threshold amounts may be subject to an additional 3.8% tax on this Net Investment Income

The Board recommends a vote FOR approval of the amendment to the Plan.

PROPOSAL NO. 4

APPROVAL OF AN AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE PLAN

Proposed Amendment

On March 28, 2013, the Board adopted an amendment to the 1996 Employee Stock Purchase Plan (the “ESPP”) which is subject to the approval of the shareholders. The Board has approved and recommends the shareholders approve an amendment to the ESPP that will increase the aggregate number of shares of common stock authorized for issuance under the ESPP by 5,000,000 shares. The ESPP, as amended including the proposed amendment for the shareholders to approve, is attached as Appendix B.

Teradyne’s equity compensation program is a critical part of our compensation policy to attract, motivate and retain talented employees, align employee and stockholder interests, link employee compensation with company performance and maintain a culture based on employee stock ownership. The ESPP encourages broad employee stock ownership in Teradyne. The proposed amendment is essential to permit the Company to continue the pursuit of these objectives.

Under the ESPP, eligible employees may purchase shares of common stock through regular payroll deductions of up to 10% of their compensation, to a maximum of shares with a fair market value of $25,000 per calendar year, not to exceed 6,000 shares. Under the ESPP, prior to January 2013, the price paid for the common stock was equal to 85% of the lower of the fair market value of Teradyne’s common stock on the first business day and the last business day of each six month purchase period within each year. Beginning in January 2013, the price paid is equal to 85% of the stock price on the last business day of the purchase period.

The Compensation Committee retained Compensia, an independent compensation consultant, to provide an analysis of the Company’s ESPP and to advise the Committee on the number of shares to propose for approval by the shareholders. Based on its analysis, Compensia recommended an increase of 5,000,000 shares. Compensia’s report to the Committee is summarized below.

Compensia assessed historical usage and participation rates as well as peer practice and customary industry standards. The following table sets forth the historical usage under the ESPP.

Year	Shares Added	Issued	Balance
1996 Authorized	5,400,000
2001			390,000
2002	5,000,000	(1,661,781)	3,728,219
2003		(1,638,975)	2,089,244
2004	5,000,000	(1,638,975)	5,450,269
2005		(2,248,501)	3,201,768
2006		(1,318,839)	1,882,929
2007	5,000,000	(1,175,325)	5,707,604
2008		(1,510,679)	4,196,925
2009	5,000,000	(2,458,891)	6,738,034
2010		(1,406,128)	5,331,906
2011		(1,376,328)	3,955,578
2012		(1,123,040)	2,832,538
2013		(585,969)	2,246,569
Total	25,400,000	(18,143,431)	2,246,569

The Company expects the usage rate to decrease modestly as the Compensation Committee has amended the ESPP to eliminate the “look back” to the first business day of the payment period to determine the purchase price. This decrease will be partially offset by an expected increase in the participation rate based on increased hiring.

As amended, the ESPP would authorize the issuance of up to 5,000,000 shares of common stock in addition to the 25,400,000 shares of common stock previously authorized under the plan. Upon approval, the total number of shares available for issuance under the ESPP would be 7,246,569 representing approximately 3.8% of total shares outstanding which is well below the less than 10% guideline recommended by ISS.

Based on the 3-year average usage and the current participation rate, Teradyne expects that the 5,000,000 share increase would provide sufficient shares, at share price levels as of April 1, 2013, for approximately five (5) years. This estimate would be impacted by a significant decrease in participation such as through an employee reduction or divestiture or a significant increase in participation such as through an acquisition or an increase in the Company’s hiring. This estimate also is impacted by Teradyne’s share price which determines the number of shares purchased by employees under the ESPP.

The Compensation Committee reviewed Compensia’s analysis and approved the recommendation for an increase of 5,000,000 shares. As of March 15, 2013, only 2.2 million shares remained authorized for issuance under the ESPP. Assuming current participation rates and stock price levels, Teradyne expects these remaining shares would be issued by mid 2014, after which the Company would no longer be able to provide a broad-based equity incentive plan to encourage employee ownership in Teradyne. An absence of a suitable long-term, equity-based incentive plan might negatively impact the recruitment and retention of present and future employees.

Description of the ESPP, as amended

The ESPP is intended to encourage stock ownership by all eligible employees so that they may share in the company’s growth by acquiring or increasing their ownership interest in Teradyne. The ESPP is designed to encourage eligible employees to remain employed by Teradyne. Under the ESPP, payroll deductions are used to purchase common stock for eligible, participating employees. As of March 15, 2013, approximately fifty percent of world-wide employees participated in the ESPP.

The ESPP is an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. It is administered by the Compensation Committee of the Board. The Committee has the power to interpret the ESPP, determine all questions or issues that might arise under the ESPP, and to adopt and amend rules and regulations for administration of the ESPP, as the Committee may deem appropriate. The Committee or the Board may from time to time adopt amendments to the ESPP. However, the approval of the shareholders is required for any amendment that:

•	increases the number of shares that may be issued under the ESPP;

•	changes the class of employees eligible to receive options under the ESPP, if such change would be treated as the adoption of a new plan for the purposes of the applicable provisions of the Code;

•	causes Rule 16b-3 under the Exchange Act to be inapplicable to the ESPP; or

•	requires shareholder approval pursuant to the rules and regulations of the New York Stock Exchange.

The ESPP may be terminated at any time by the Board; however, such termination will not affect options then outstanding under the ESPP. If, at any time, shares of Teradyne’s common stock reserved for issuance under the ESPP remain available for purchase, but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares will be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the ESPP will terminate. Upon termination of the ESPP, all payroll deductions not used to purchase common stock will be refunded to ESPP participants without interest.

As amended, the ESPP would authorize the issuance of up to 5,000,000 shares of common stock in addition to the 25,400,000 shares of common stock previously authorized under the plan. In 2012, employees purchased approximately 1.1 million shares pursuant to the ESPP. With the increase of 5,000,000 shares as requested, based on historical purchase and participation rates, Teradyne expects the available shares to last for approximately another 5 years. This estimate would be impacted by a significant decrease in participation such as through an employee reduction or divestiture or a significant increase in participation such as through an acquisition. This estimate also is impacted by Teradyne’s share price which determines the number of shares purchased by employees under the ESPP. Participants are generally protected against dilution in the event of certain capital changes such as a recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction.

An employee electing to participate in the ESPP must authorize an amount (a whole percentage not less than 2% nor more than 10% of the employee’s cash compensation) to be deducted from the employee’s pay and applied toward the purchase of common stock under the plan. For the duration of the ESPP, the payment period is two six-month periods commencing on the first day of January and ending on the last day of June, and commencing on the first day of July and ending on the last day of December, of each calendar year.

Employees of Teradyne (and participating subsidiaries) whose customary employment is not less than 20 hours per week and is more than 5 months per calendar year are eligible to participate in the ESPP and may join the ESPP on the first business day of a payment period and those employees who become eligible to participate after the first business day of a business period may join on the first business day of the next succeeding payment period. An employee may not be granted an option under the ESPP if, after the granting of the option, such employee would be treated as owning five percent or more of the common stock. Non-employee directors cannot participate in the ESPP.

On the first business day of each payment period, Teradyne will grant to each participant an option to purchase a maximum of 3,000 shares of common stock. On the last day of the payment period, the employee will be deemed to have exercised this option, at the option price, to the extent of such employee’s accumulated payroll deductions, on the condition that the employee remains eligible to participate in the ESPP throughout the payment period. If the participant’s accumulated payroll deductions on the last day of the payment period would enable the participant to purchase more than 3,000 shares except for the 3,000 share limitation, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 3,000 shares shall be promptly refunded to the participant by Teradyne, without interest. However, in no event may the employee exercise an option granted under the ESPP for more than $25,000 of fair market value of the shares during a calendar year. Furthermore, no employee may be granted an option which permits that employee to purchase shares of common stock under the ESPP to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the respective date(s) of grant) for each calendar year in which the option is outstanding. Any excess accumulation of payroll deductions will be promptly refunded to the employee without interest.

Under the terms of the ESPP, the option price is an amount equal to 85% of the fair market value of the common stock on the last business day of the payment period.

Teradyne will accumulate and hold for the employee’s account the amounts deducted from the employee’s pay. No interest will be paid on these amounts. An employee may participate in the ESPP by delivering an authorization stating the initial percentage to be deducted from the employee’s pay and authorizing the purchase of shares of common stock for the employee in each payment period in accordance with the terms of the ESPP.

Under the ESPP, the “fair market value” is (i) the closing price (on that date) of the common stock on the New York Stock Exchange, the principal national securities exchange on which the common stock is traded; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the common stock is not traded on a principal national securities exchange; or (iii) if the common stock is not publicly traded, the fair market value is determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the common stock in private transactions negotiated at arm’s length.

Unless an employee files a new authorization or withdraws from the ESPP, the deductions and purchases under the authorization the employee has on file under the ESPP will continue from the initial payment period to succeeding payment periods as long as the ESPP remains in effect. Deductions may not be increased during a payment period. Deductions may be decreased during a payment period, provided that an employee may not decrease his deduction more than once during any payment period.

An employee may withdraw from the ESPP, in whole but not in part, at any time prior to the last business day of each payment period by delivering a withdrawal notice to us, in which event Teradyne will refund the entire balance of the employee’s deductions not previously used to purchase stock under the ESPP.

If an employee is not a participant in the ESPP on the last day of the payment period, the employee generally is not entitled to exercise his option. An employee’s rights under the ESPP generally terminate upon his voluntary withdrawal from the ESPP at any time, or when he ceases employment because of retirement, resignation, discharge, death, change of status or any other reason, except that if an employee is laid-off or retires during the last three months of any payment period, that employee is nevertheless deemed to be a participant in the ESPP on the last day of the payment period.

An employee’s rights under the ESPP are the employee’s alone and may not be transferred to, assigned to, or availed of by, any other person, except by will or the laws of descent and distribution. Any option granted to an employee may be exercised, during the employee’s lifetime, only by the employee.

The proceeds received by Teradyne from the sale of the common stock pursuant to the ESPP will be used for general corporate purposes. The obligation to deliver shares of common stock is subject to the approval of any governmental authority required in connection with the sale or issuance of such shares.

The following general rules are currently applicable for United States federal income tax purposes upon the grant and exercise of options to purchase shares of common stock pursuant to the ESPP:

1. The amounts deducted from an employee’s pay under the ESPP will be included in the employee’s compensation subject to federal income tax. In general, no additional income will be recognized by the employee either at the time options are granted pursuant to the ESPP or at the time the employee purchases shares pursuant to the ESPP.

2. If the employee disposes of shares of common stock more than two years after the first business day of the payment period in which the employee acquired the shares, then upon such disposition the employee will recognize compensation income in an amount equal to the lesser of (a) the excess, if any, of the fair market value of the shares on the date of disposition over the amount the employee paid for the shares, or (b) approximately 15% of the fair market value of the shares on the first business day of the payment period. In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee’s adjusted tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed as compensation income). If the employee’s holding period for the shares exceeds one year, such gain or loss will be long-term capital gain or loss.

3. If the employee disposes of shares of common stock within two years after the first business day of the payment period in which the employee acquired the shares, then upon disposition the employee will recognize compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the last business day of the applicable payment period over the amount the employee paid for the shares. In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the employee’s adjusted tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed to the employee as compensation income). If the employee’s holding period for the shares is more than one year, such gain or loss will be long-term capital gain or loss.

4. If the two-year holding period is satisfied with respect to common stock issued upon exercise of an option, Teradyne will not be entitled to a tax deduction with respect to such option or the issuance of shares of common stock upon exercise of such option. If the two-year holding period is not satisfied with respect to common stock issued upon exercise of an option, Teradyne generally will be entitled to a tax deduction equal to the amount of compensation income taxable to the employee upon disposition of such common stock.

The Board recommends a vote FOR approval of the amendment to the 1996 Employee Stock Purchase Plan.

PROPOSAL NO. 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent registered public accounting firm for the fiscal year ending December 31, 2013. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s independent registered public accounting firm since 1968. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of The Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting an independent registered accounting firm for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance and Board Policies

Teradyne is committed to good, transparent corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. The Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) to provide a framework for the effective governance of Teradyne. The Nominating and Corporate Governance Committee periodically reviews the Guidelines and recommends changes, as appropriate, to the Board of Directors for approval. The Board of Directors has also adopted written charters for its standing committees (Audit, Compensation, and Nominating and Corporate Governance), and the Company has a Code of Conduct applicable to all directors, officers and employees. Copies of the Guidelines, committee charters, and Code of Conduct are available on the Company’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link. Teradyne posts additional information on its web site from time to time as the Board makes changes to Teradyne’s corporate governance policies.

Teradyne has instituted a variety of policies and practices to foster and maintain good corporate governance. The Board reviews these practices on a regular basis. Teradyne’s current policies and practices include the following:

•	Independent Directors as Majority of Board and independent Board Chair;

•	All Directors Elected Annually for One-Year Term with Majority Voting for Uncontested Board Elections;

•	Policy that “Poison Pill” Requires Shareholder Approval;

•	Recoupment of Incentive Compensation from Executives for Fraud Resulting in Financial Restatement;

•	Director and Executive Officer Stock Ownership Guidelines;

•	Annual Board and Committee Self-Assessment;

•	Review by Nominating and Corporate Governance Committee of Director’s Change in Position; and

•

Policy prohibiting executives and directors from hedging Teradyne stock (through short selling or the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars or other derivative instruments) and pledging Teradyne stock as collateral for loans (including through the use of margin accounts).

Board Nomination Policies and Procedures

Director nominees are evaluated on the basis of a range of criteria, including (but not limited to): integrity, honesty and adherence to high ethical standards; business acumen, experience and ability to exercise sound judgments and contribute positively to a decision-making process; commitment to understanding Teradyne and its industry, and to regularly attend and participate in Board and Committee meetings; ability to ensure that outside commitments do not materially interfere with duties as a Board member; absence of a conflict of interest or appearance of a conflict of interest; and other appropriate considerations. Nominees, excluding directors serving on Teradyne’s Board on January 28, 1997, shall be 74 years or younger as of the date of election or appointment. No director may serve on more than four other public company boards.

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to the Board and does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the board membership criteria described above.

The Board seeks nominees with a broad diversity of viewpoints, professional experience, education, geographic representation, backgrounds and skills. The backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of backgrounds, expertise and experience that will allow the Board to fulfill its responsibilities. The Board values ethnic, cultural, gender, economic, professional and educational diversity in evaluating new candidates and seeks to incorporate a wide range of those attributes in Teradyne’s Board of Directors. Board composition is reviewed regularly to ensure that Teradyne’s directors reflect the knowledge, experience, skills and diversity required for the needs of the Board.

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in Teradyne’s bylaws. Additional information regarding the nomination procedure is provided in the section below captioned “Shareholder Proposals for 2014 Annual Meeting of Shareholders”.

Director Independence

Teradyne’s Corporate Governance Guidelines require that at least a majority of the Board shall be independent. To be considered independent, a director must satisfy the definitions pursuant to the SEC and New York Stock Exchange (“NYSE”) rules, meet the standards regarding director independence adopted by Teradyne, and, in the Board’s judgment, not have a material relationship with Teradyne. The standards for determining independence are available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

The Board has determined that the following directors are independent using the criteria identified above: James W. Bagley, Albert Carnesale, Daniel W. Christman, Edwin J. Gillis, Timothy E. Guertin, Paul J. Tufano and Roy A. Vallee. In determining the independence of Teradyne’s directors, the Board reviewed and determined that the following did not preclude a determination of independence under Teradyne’s standards: Mr. Tufano’s position as Chief Operating Officer and Chief Financial Officer of Alcatel-Lucent, one of Teradyne’s customers; and Mr. Vallee’s position as a director of Synopsys, Inc., one of Teradyne’s customers. The Board has determined that Mr. Bradley is not independent because he is Teradyne’s Chief Executive Officer.

All members of the Company’s three standing committees – the Audit, Compensation and Nominating and Corporate Governance Committee – are required to be independent and have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s standards.

The independent directors of the Board and its standing committees periodically meet without management present.

Board Leadership Structure

Since August 2010, Albert Carnesale has served as an independent Chair of the Board. The Board believes that having an independent Chair is the preferred corporate governance structure for the Company because it strikes an effective balance between management and independent leadership participation in the Board process.

Code of Ethics

The Code of Conduct is Teradyne’s ethics policy. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis. Teradyne’s Code of Conduct is available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Teradyne maintains an insider trading policy as part of its Code of Conduct. Among other things, the insider trading policy prohibits trading on material non-public information and provides that directors, executive officers and certain other employees are prohibited from buying or selling Teradyne securities during the Company’s non-trading periods, also called “blackout periods”, except pursuant to an approved trading plan.

Teradyne shall disclose any change to or waiver from the Code of Conduct granted to an executive officer or director within four business days of such determination by disclosing the required information on its web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Board Oversight of Risk

Management is responsible for the day-to-day management of risks to the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. Management attends regular Board and committee meetings and discusses with the Board and committees various risks confronting the Company, including operational, legal, market and competitive risks.

Related Party Transactions

Under Teradyne’s written “Conflict of Interest Policy,” which is part of Teradyne’s Code of Conduct, the General Counsel notifies the Audit Committee of any investment or other arrangement to be entered into by Teradyne that could or would be perceived to represent a conflict of interest with any of the executive officers or directors. Every year Teradyne makes an affirmative inquiry of each of the executive officers and directors as to their existing relationships. Teradyne reports the results of these inquiries to the Audit Committee.

Shareholder Communications with Board of Directors

Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing to the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, computer viruses, and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Under Teradyne’s Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. All directors attended the 2012 Annual Meeting of Shareholders held on May 22, 2012, except for Paul Tufano, who could not attend.

Board Meetings

The Board met four times during the year ended December 31, 2012. The non-employee directors, all of whom are independent, held executive sessions in which they met without management after its regularly scheduled meetings during 2012. The Chair of the Board presides over all Board meetings and each executive session. During 2012, each director attended at least 75% of the total number of meetings of the Board and committee meetings held while such person served as a director, except Timothy Guertin who attended 69% of such meetings. Mr. Guertin was unable to attend Teradyne’s January 2012 Board and committee meetings because he was required to attend a federal court patent trial in Pittsburgh, Pennsylvania for his company, Varian Medical. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, provide a framework for the conduct of the Board’s business.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In accordance with the rules of the NYSE, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James W. Bagley	Albert Carnesale	Albert Carnesale
Edwin J. Gillis*	Daniel W. Christman	Daniel W. Christman*
Paul J. Tufano	Timothy E. Guertin	Timothy E. Guertin
	Roy A. Vallee*	Roy A. Vallee

*	Committee Chair

Audit Committee

The Audit Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC and NYSE rules, as well as Teradyne’s independence standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Audit Committee’s oversight responsibilities, described in greater detail in its charter, include, among other things:

•	matters relating to the financial disclosure and reporting process, including the system of internal controls;

•	performance of the internal audit function;

•	compliance with legal and regulatory requirements; and

•	appointment and activities of the independent registered public accounting firm.

The Audit Committee met eleven times during 2012. The responsibilities of the Audit Committee and its activities during 2012 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has four members all of whom have been determined by the Board to be independent pursuant to SEC and NYSE rules, as well as Teradyne’s independence standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	oversight of Teradyne’s compensation plans and policies;

•	recommend changes and/or recommend the adoption of new plans to the Board, as appropriate;

•	review and recommend to the Board each year the compensation for non-employee directors;

•	evaluation of and recommendation to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer; and

•	review and approval of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of independent advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and assists in administering the compensation plans and programs. The Compensation Committee determines, or recommends to the Board, the amount and form of executive and director compensation.

The Compensation Committee met five times during 2012.

The Compensation Committee has retained Compensia, Inc. (“Compensia”), an independent executive compensation advisor, regarding Teradyne’s executive and Board compensation policies and practices, including: (1) an executive officer compensation competitive analysis; (2) a director compensation competitive analysis; (3) a peer group analysis; and (4) a Tally sheet analysis for executive officers. To maintain the independence of its advice, Compensia has provided no other services to the Compensation Committee or Teradyne. In addition, the Compensation Committee conducted a conflict of interest assessment for Compensia and the Committee’s independent legal advisors by using the factors applicable to compensation consultations under SEC and NYSE rules, and no conflict of interest was identified.

The Compensation Committee also uses proprietary compensation surveys prepared by the Radford Executive Survey, a technology company executive compensation survey.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors in accordance with SEC and NYSE rules, as well as Teradyne’s independence standards. None of Teradyne’s executive officers serves on the Compensation Committee of any of the companies in which the directors are officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has four members, all of whom have been determined by the Board to be independent pursuant to SEC and NYSE rules, as well as Teradyne’s independence standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	identify individuals qualified to become Board members;

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders;

•	develop and recommend to the Board a set of corporate governance principles;

•	oversee and advise the Board with respect to corporate governance matters; and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including recommendations from existing Board members, executive officers, and shareholders and through engagements with executive search firms.

Non-employee directors must notify the Nominating and Corporate Governance Committee if the director experiences a change of position from that held upon first becoming a member of the Board. Upon any such notification, the Nominating and Corporate Governance Committee will review the appropriateness of the director’s continued membership under the circumstances. Teradyne’s Corporate Governance Guidelines also provide that the continuation of a former Chief Executive Officer of the Company on the Board is a matter to be decided by the Board, upon recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met four times during 2012.

Director Compensation

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee. Directors who are employees of Teradyne receive no compensation for their service as a director.

Cash Compensation

In 2012, the non-employee directors were compensated at the rate of $70,000 per year. The Board Chair received an additional $70,000 per year. The Chair of the Audit Committee received an additional $15,000 per year. The Chair of the Compensation Committee received an additional $10,000 per year. The Chair of the Nominating and Corporate Governance Committee received an additional $7,500 per year.

Equity Compensation

Each non-employee director receives an annual grant having a fair market value equal to $120,000 on the earlier of (i) the date that the annual meeting of shareholders is held and (ii) the last Thursday in May. This annual grant vests in full on the one-year anniversary of the date of grant.

Each new non-employee director is granted an award on the date first elected or appointed to the Board (other than pursuant to an election at the annual meeting of shareholders) having a fair market value equal to $120,000 pro-rated daily to reflect the period between the director’s date of election or appointment and the date of the next annual board grant. This grant to new, non-employee directors vests in full on the date of the next annual board grant.

Director Deferral Program

The non-employee directors may elect to defer their cash and/or equity compensation and have the compensation invested into (1) an interest bearing account (based on ten-year treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If a non-employee director elects to participate in the plan, he or she will receive either the cash value of the interest bearing account or shares of the common stock underlying the DSU’s within ninety (90) days following the end of his or her board service.

Director Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of directors with those of the shareholders and ensure that the directors have an ongoing financial stake in the Company’s success. Pursuant to the guidelines, directors are expected to attain (within five years from the date of initial election to the Board) and maintain an investment level in stock equal to three times the annual cash retainer of a director. All of the directors met the ownership guidelines as of year-end.

Director Compensation Table for 2012

The table below summarizes the compensation Teradyne paid to persons who served as a non-employee director for all or a portion of the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
James W. Bagley	$70,000	$120,003	$0	$190,003
Albert Carnesale	$140,000	$120,003	$0	$260,003
Daniel W. Christman	$77,500	$120,003	$0	$197,503
Edwin J. Gillis	$85,000	$120,003	$0	$205,003
Timothy E. Guertin	$70,000	$120,003	$0	$190,003
Paul J. Tufano	$70,000	$120,003	$0	$190,003
Roy A. Vallee	$80,000	$120,003	$0	$200,003

(1)	The amounts in the “Stock Awards” column represent the grant date fair value of the 2012 RSU grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2012.

(2)	As of December 31, 2012, each non-employee director held 8,225 restricted stock units with a vesting date of May 22, 2013 and no options to purchase shares of the Company’s stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Teradyne’s directors, executive officers and any person who owns more than 10% of Teradyne’s common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and the NYSE. Based solely on a review of these forms and written representations received from the directors and executive officers, Teradyne believes that all Section 16 filing requirements were met during the year January 1, 2012 through December 31, 2012.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Audit Committee Report

In 2013, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2012 and met with both management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Teradyne’s independent registered public accounting firm, to discuss those financial statements.

The Audit Committee also reviewed the report of management contained in Teradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC, as well as PricewaterhouseCoopers’ report included in Teradyne’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with PricewaterhouseCoopers various matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from and discussed with PricewaterhouseCoopers the written disclosures required by the Public Company Accounting Oversight Board’s Rule 3256, Communication with Audit Committees Concerning Independence, regarding the independent registered accounting firm’s communication with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.

Based on these reviews and discussions with management and PricewaterhouseCoopers, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

AUDIT COMMITTEE

Edwin J. Gillis (Chair)

James W. Bagley

Paul J. Tufano

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2012 and December 31, 2011.

	2012	2011
Audit Fees	$2,345,875	$2,213,150
Audit-Related Fees	—	—
Tax Fees	75,000	—
All Other Fees	1,800	1,800

Total:	$2,422,675	$2,214,950

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting for fiscal years 2012 and 2011. These fees include the review of the Company’s interim financial statements included in its quarterly reports on Form 10-Q and services that are normally provided by PricewaterhouseCoopers LLP in connection with other statutory and regulatory filings or engagements. During 2012, these services included audit services related to the Company’s pension accounting method change and the U.S. qualified pension plan lump sum program. During 2011, these services included audit services with respect to the acquisition of LitePoint Corporation, the divestiture of the Company’s Diagnostic Solutions business unit and the release of the Company’s deferred tax asset valuation allowance.

Tax Fees

Tax Fees in 2012 were for professional services related to global tax planning matters.

All Other Fees

All Other Fees are fees for services other than audit fees, audit-related fees and tax fees. In both 2012 and 2011, there were fees related to technical accounting software licenses.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

During 2012 and 2011, the Audit Committee pre-approved all audit and other services performed by PricewaterhouseCoopers LLP.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent registered public accounting firm, the Audit Committee adopted a policy for the pre-approval of certain specified services that may be provided by the independent registered public accounting firm. Under this policy, the Audit Committee has pre-approved the independent registered public accounting firm’s engagement for the provision of certain services set forth in a detailed list subject to a dollar limit of either $50,000 or $100,000, depending on the service. The services set forth on the list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, management informs the Audit Committee, at least annually or more frequently upon its request, if the Company uses any pre-approved service and the fees incurred in connection with that service.

OWNERSHIP OF SECURITIES

The following table sets forth as of March 28, 2013 information relating to the beneficial ownership of Teradyne’s common stock by each director and executive officer, individually and as a group.

Name	Amount and Nature of Ownership(1)(2)	Percent of Class
James W. Bagley(3)	160,987	*
Gregory R. Beecher	100,130	*
Michael A. Bradley(4)	664,588	*
Albert Carnesale	68,747	*
Daniel W. Christman	18,318	*
Edwin J. Gillis	99,104	*
Charles J. Gray	82,575	*
Timothy E. Guertin	18,546	*
Mark E. Jagiela	199,533	*
Paul J. Tufano	67,947	*
Walter G. Vahey	35,824	*
Roy A. Vallee(5)	106,026	*
All executive officers and directors as a group (12 people consisting of 5 executive officers and 7 non-employee directors)(6)	1,622,325	0.85%

*	less than 1%
(1)	Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.
(2)	Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of March 28, 2013, (ii) are subject to restricted stock units which vest within 60 days of March 28, 2013, or (iii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Bagley, 33,085 shares (including 24,860 shares issuable pursuant to the Deferral Plan); Mr. Beecher, 21,125 shares; Mr. Bradley, 247,133 shares; Mr. Carnesale, 8,225 shares; Mr. Christman, 8,225 shares; Mr. Gillis, 24,604 shares (including 16,379 shares issuable pursuant to the Deferral Plan); Mr. Gray, 39,372 shares; Mr. Guertin, 8,225 shares; Mr. Vahey, 0 shares; Mr. Jagiela, 36,674 shares; Mr. Tufano, 8,225 shares; Mr. Vallee, 50,879 shares (including 42,654 shares issuable pursuant to the Deferral Plan); all directors and executive officers as a group, 485,772 shares (including 83,893 shares issuable pursuant to the Deferral Plan).
(3)	Includes 127,902 shares of common stock held in a family trust for the benefit of Mr. Bagley and his wife.
(4)	Includes 417,455 shares of common stock over which Mr. Bradley shares voting and dispositive power with his wife.
(5)	Includes 55,147 shares of common stock held in a family trust for the benefit of Mr. Vallee and his wife.
(6)	The group is comprised of Teradyne’s executive officers and directors on March 28, 2013. Includes (i) an aggregate of 336,179 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of March 28, 2013 granted under the stock plans, (ii) an aggregate of 65,700 shares of common stock which the directors and executive officers as a group will acquire by the vesting of restricted stock units within 60 days of March 28, 2013, and (iii) an aggregate of 83,893 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

The following table sets forth certain persons who, based upon Schedule 13G filings made since December 31, 2012, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(7)
Royce & Associates, LLC(1)	20,249,429	10.78%
745 Fifth Avenue New York, New York 10151

The Vanguard Group, Inc.(2)	12,660,384	6.73%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

Ameriprise Financial, Inc.(3)	12,261,062	6.53%
145 Ameriprise Financial Center Minneapolis, MN 55474

Wellington Management Company, LLP(4)	10,527,800	5.60%
280 Congress Street Boston, MA 02110

BlackRock, Inc.(5)	10,000,545	5.32%
40 East 52nd Street New York, New York 10022

Stowers Institute for Medical Research(6) American Century Companies, Inc. American Century Investment Management, Inc.	9,938,625	5.30%
4500 Main Street, 9th Floor Kansas City, Missouri 64111

(1)	As set forth in Amendment No. 2 to a Schedule 13G, filed on January 24, 2013, Royce & Associates, LLC had, as of December 31, 2012, sole dispositive power and sole voting power with respect to all of the shares.
(2)	As set forth in Amendment No. 3 to a Schedule 13G, filed on February 11, 2013, The Vanguard Group, Inc. (“Vanguard”) had, as of December 31, 2012, sole dispositive power with respect to 12,402,405 shares, shared dispositive power with respect to 257,979 shares and sole voting power with respect to 267,379 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 257,979 shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 9,400 shares as a result of its serving as investment manager of Australian investment offerings.
(3)	As set forth in a Schedule 13G, filed on February 13, 2013, Ameriprise Financial, Inc. (“Ameriprise”), had, as of December 31, 2012, shared dispositive power with respect to all of the shares and shared voting with respect to 2,381,369 shares. Ameriprise is the parent holding company of Columbia Management Investment Advisers, LLC (“CMIA”), which has shared dispositive power with respect to 12,261,062 shares and shared voting power with respect to 2,381,369 shares. CMIA has its principal business office at 225 Franklin St., Boston, MA 02110. Each of Ameriprise and CMIA disclaims beneficial ownership of these shares.
(4)	As set forth in a Schedule 13G, filed on February 14, 2013, Wellington Management Company, LLP, had, as of December 31, 2012, shared dispositive power with respect to all of the shares and shared voting power with respect to 9,750,000 shares.
(5)	As set forth in a Schedule 13G, filed on January 30, 2013, BlackRock, Inc. had, as of December 31, 2012, sole dispositive power and sole voting power with respect to all of the shares.

(6)	As set forth in a Schedule 13G filed on February 11, 2013, as of December 31, 2012, various persons, including investment companies and separate institutional investor accounts that American Century Investment Management, Inc. serves as investment adviser, had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities that are the subject of this schedule. The three beneficial owners report sole dispositive power with respect to 9,938,625 shares and sole voting power with respect to 8,883,644 shares.
(7)	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2012 Executive Compensation Summary

Teradyne is a leading global supplier of automatic test equipment. The Company designs, develops, manufactures and sells automatic test systems and solutions to test semiconductors, wireless products, hard disk drives and circuit boards in the consumer electronics, wireless, automotive, industrial, computing, communications and aerospace and defense industries. The automatic test equipment market is highly competitive and is subject to business cycles characterized by rapid changes in demand that necessitate adjusting operations and managing spending prudently across business cycles.

Teradyne’s performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s outstanding financial results for 2012. The Company increased revenues by 16% to $1.66 billion, generated significant free cash flow, and maintained its industry-leading profitability rate. Notably, Teradyne’s Wireless Test Division extended the Company’s leadership in the fast-growing wireless test market with its revenue more than doubling from 2011. During 2012, the Company continued to invest for future growth while maintaining financial discipline.

The Company’s performance-based variable cash compensation is tied both to its rate of profitability and to the achievement of strategic business goals, including market share gains, strategic customer wins, engineering project milestones, cost controls and other growth targets – the achievement of which positively impact the Company’s long-term performance. Due to the Company’s market-leading rate of profitability and achievement of certain business goals in 2012, executive officers received 153% of their target variable cash compensation payout and 200% of their target performance-based restricted stock units.

The compensation of the executive officers over the last five years demonstrates the correlation between pay and performance. The compensation for the named executive officers in 2012, 2011 and 2010 contrasts to compensation received for 2008 and 2009 where executive officers received compensation well below target. In 2008 and 2009, executive officers received payouts well below their target variable cash compensation and were not granted any performance-based restricted stock units due to the sever industry downturn. Furthermore, in 2009, executive officers took base salary pay cuts which were only restored late in the year when business improved. By contrast, in 2010 and 2011, due to the Company’s record profitability and achievement of strategic business goals, the executive officers received at or close to the maximum 200% of their target variable cash compensation payout and 200% of their target performance-based restricted stock units. In 2012, the Company had record results in its Wireless Test Division as well as superior performance in its Semiconductor Test Division and Military/Aerospace Business Unit, but mixed results in its other businesses. As a result, the variable cash compensation payout for executives decreased to 153% reflecting a strong year, but not as strong as 2010 or 2011. The Board of Directors believes that the executive compensation for 2012 is reasonable and appropriate, is justified by the superior performance of the Company and is the result of a carefully considered approach. The Board further believes that the mix of short- and long-term business goals reflects the correct balance between short-term financial performance and long-term shareholder return. Though the Compensation Committee will continue to review the executive compensation program, the past five years indicate that the program effectively rewards executive officers when there is superior performance by the Company, while appropriately adjusting compensation downward in the case of less-than-superior performance.

Executive Compensation Objectives

The objectives of the executive compensation program are to provide a competitive level of compensation that:

1)	aligns the interests of the executive officers with the shareholders;

2)	links executive officer compensation closely to corporate performance;

3)	motivates executive officers to achieve the Company’s short-term and long-term operating and financial goals without encouraging excessive or inappropriate risk; and

4)	assists in attracting and retaining qualified executive officers.

In setting compensation levels for executive officers (or in the case of the Chief Executive Officer, in making recommendations to the independent members of the Board), the Compensation Committee takes into account such factors as internal equity, market and peer data, benefits, individual and corporate performance and the general and industry-specific business environment, as well as the roles and responsibilities of each executive officer.

Role of the Compensation Committee

The Compensation Committee’s role is to fulfill certain responsibilities of the Board relating to compensation for the executive officers, and to review and oversee the administration of equity-based incentives, profit sharing, deferred compensation, retirement and pension plans, and other compensatory plans. The Compensation Committee recommends to the Board’s independent directors all aspects of the Chief Executive Officer’s compensation and is also responsible for approving all aspects of the other executive officers’ compensation. The Compensation Committee has the authority to select, retain and terminate compensation consultants, independent counsel and such other advisors as it determines necessary to carry out its responsibilities and approve the fees and other terms of retention of any such advisors.

Role of Executive Officers in Determining Executive Pay

The Chief Executive Officer makes individual compensation recommendations for the executive officers to the Compensation Committee for its review, consideration and determination. The Compensation Committee’s independent executive compensation consultant and members of the human resources department provide market and peer information for benchmarking purposes. The executive officers do not recommend or determine any element or component of their own pay package or their total compensation amount.

Benchmarking

To assure its compensation is competitive, Teradyne makes extensive use of benchmarking for its worldwide employee programs and its executive officer compensation. This benchmarking includes data gathered from surveys, compensation consultants and public filings.

For 2013, the Compensation Committee engaged the independent compensation consulting firm, Compensia, to develop benchmark comparisons of the peer companies as well as analyze executive pay packages and contracts and understand the impact of the Company’s financial measures on the pay package. Compensia recommended to the Compensation Committee a peer group that reflects organizations of comparable size (revenue and market capitalization) and operations (product type and geographic scope) to Teradyne and that provides an appropriate sample size for benchmark comparisons. Compensia proposed, and the Compensation Committee reviewed and approved, a peer group that included the 18 companies listed below:

Atmel	National Instruments
Ciena	Novellus
Fairchild Semiconductor	Plantronics
FEI	Polycom
Itron	Skyworks Solutions
JDS Uniphase	Tellabs
KLA-Tencor	Trimble Navigation
Lam Research	Verifone Holdings
LSI	Zebra Technologies

The Compensation Committee approved a recommendation from Compensia in September, 2012, that two companies be removed from the 2011 peer group (Intermec and Loral) and two be added (LSI and Skyworks Solutions). These changes resulted in Teradyne being close to the median of the peer group in terms of both revenue and market capitalization (53rd and 55th percentiles, respectively). The other sixteen companies have been part of Teradyne’s peer group since 2010.

The Company augmented the peer group benchmarking by also using the Radford Executive Survey, a national executive compensation survey. From this survey, the Company used reported data for all semiconductor/semiconductor equipment companies as well as all technology companies between $750 million and $3 billion in revenue with a median of $1.3 billion.

Executive Compensation Program

Teradyne’s Board of Directors has implemented an executive compensation program that addresses the cyclicality of the business and rewards performance across business cycles. The Board fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short- and long-term performance targets that are important to the Company and its shareholders. The approach is designed to focus executives on creating stockholder value over the long-term and on delivering exceptional performance throughout fluctuations in business cycles.

The following chart illustrates performance-based target compensation for the named executive officers as a percentage of total target compensation for calendar year 2012.

Target Cash Compensation

Target cash compensation includes base salary and performance-based variable cash compensation. Base salary is designed to attract and retain talented executives and to provide a stable source of income. Variable cash compensation links the executive officer’s cash compensation with the Company’s annual and strategic performance objectives and motivates executive officers to achieve Teradyne’s financial, operating, and long-term goals.

Each January, the Compensation Committee sets target cash compensation for each executive officer, other than the Chief Executive Officer. The independent members of the Board set the target cash compensation for the Chief Executive Officer. The goal is that target compensation for each individual should be competitive with compensation of individuals holding similar roles and responsibilities within the peer companies and survey data used for benchmarking. The Committee and the Board also consider the performance of the Company relative to its peers, individual performance and the role and responsibilities of the executive officer.

The Compensation Committee sets performance-based variable cash compensation for executive officers as a percentage of base salary with a range, at target, of 65% to 100% of base salary. The target for Messrs. Beecher and Vahey is set at 75% and the target for Mr. Gray is set at 65%. Based on peer group and market data, the target for Mr. Jagiela was increased in 2013 from 75% to 100% of base salary in connection with his promotion to President of Teradyne. The Board sets the target level of the Chief Executive Officer’s performance-based variable cash compensation at 100% of base salary in line with industry practice. Executive variable cash compensation is capped at 200% of target to limit actual executive compensation for periods of exceptionally strong performance.

In January, the Compensation Committee also establishes the specific formulas for the year’s variable cash compensation program. The performance-based variable cash compensation goals are determined by division and are based on: 1) a baseline formula for non-GAAP profit rate before interest and taxes or PBIT1 percentage; and 2) measurable operating, financial and strategic goals which serve to either increase or decrease the variable compensation payout baseline calculation. The performance-based compensation for the named executive officers is based on a weighted averaging formula of the performance of all of the Company’s divisions. In establishing the performance targets, the Compensation Committee sets the PBIT percentage rate at a level it believes to be appropriate through the cycle for the businesses in which the Company operates, and sets other operating and financial goals based on the specific objectives of the Company for the year, as well as certain strategic objectives.

The goals may include strategic customer wins, market share gains, gross margin goals, new product introductions, engineering project milestones, cost controls and growth targets – the achievement of which positively impact the Company’s long-term performance. Teradyne is not disclosing the specific performance targets for these key operating and financial goals because they represent confidential commercially sensitive information that Teradyne does not disclose to the public and it believes, if disclosed, would cause competitive harm. Goals such as product development, market share, new product introductions, and margin goals for new and existing products are inherently competitive and, if disclosed, would provide valuable insight into specific customers, markets, and areas where Teradyne is focusing.

The Compensation Committee sets operating, financial and strategic goals for the variable cash compensation program to align executive compensation with the Company’s short-term financial and operating strategy and long-term growth strategy. In developing the variable compensation program, the Compensation Committee takes into account that the variable cash compensation targets are difficult to achieve because they are heavily contingent upon multiple factors, including technological innovations, customer demand and the actions of competitors. Goals to improve competitive positioning are challenging due to the strong competition within the Company’s markets, while technical and engineering innovations make product development goals difficult to achieve in a fixed time frame. The operating, financial and strategic targets may increase or decrease the variable cash compensation payout up to 60%.

Following the close of each fiscal year, the variable cash pay-out is calculated and presented to the Compensation Committee for review. Based on the performance of the divisions, the Compensation Committee then determines the variable cash compensation for the named executive officers. The three-, five-, and ten-year moving average variable cash compensation payouts have been 184%, 127%, and 110%, respectively, of the target amount with a range of 39% to 200% for individual years.

[1]

PBIT is a non-GAAP financial measure equal to GAAP income from operations less restructuring and other, net; amortization of intangible assets; acquisition and divestiture related charges or credits; and pension actuarial gains or losses.

Equity Compensation

Equity compensation is designed to align executive compensation with shareholder return, motivate and reward individual and Company performance, and attract and retain talented individuals. Teradyne’s equity compensation program provides two types of long-term incentives: (1) time-based awards with four-year vesting conditioned upon continued service, supporting the Company’s employee retention efforts; and (2) performance-based awards which reward the achievement of short- and long-term corporate goals and which, if earned, also include time-vesting requirements.

Equity awards are made under the shareholder approved 2006 Equity and Cash Compensation Incentive Plan. The awards granted to executive officers are based upon each officer’s relative contribution, performance, and responsibility within the organization. The Compensation Committee assesses these factors each year for each executive officer.

At the beginning of each year, the Committee approves an overall equity budget to be used for awards to executive officers, employees and directors. Various factors are used in determining the annual equity grant budget, including the total projected expense to be incurred as a result of the equity awards, the burn rate and benchmark data from the peer group. The independent directors determine the award type and level for the Chief Executive Officer and the Committee determines the award type and level for all other executive officers. Management approves equity awards for all other employees within the overall equity budget pursuant to a delegation of authority from the Committee.

Since 2006, grants to executive officers have been made in January in order to align the evaluation and award of the equity compensation to the end of the fiscal year. The fair market value for these grants is determined using the closing price on the date of the equity grant as provided by the terms of Teradyne’s equity plans. No employee equity awards are granted during blackout periods, except for new hire grants. New hire grants are automatically issued on the first trading day of the month following the employee’s start date, in accordance with guidelines approved by the Committee.

Retirement Benefits

Retirement benefits are designed to attract and retain talented employees and reward long-term service to the Company. Retirement benefits provide a long-term savings opportunity for employees on a tax-efficient basis. In the U.S., the Company offers the Teradyne, Inc. Savings Plan (the “401k Plan”). The 401k Plan is available to all employees and provides a discretionary employer matching contribution. Executive officers may participate in the 401k Plan on the same terms as those available for other eligible U.S. employees. For 2012, the Company matched $1 for every $1 contributed by the employee to the Company’s 401k Plan and Supplemental Savings Plan (as defined below) up to 4% of the employee’s compensation for employees not accruing benefits in the Retirement Plan (as defined below), and no match for employees continuing to accrue benefits in the Retirement Plan or SERP (as defined below).

The Company also maintains a non-qualified Teradyne, Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”) for certain employees whose benefits would otherwise be capped at limits based on restrictions imposed by the Internal Revenue Service. For additional information regarding the Supplemental Savings Plan, see the “Nonqualified Deferred Compensation Table.”

Teradyne also provides a separate retirement plan, the Retirement Plan for Employees of Teradyne, Inc. (the “Retirement Plan”). In 1999, this plan was discontinued for new employees, but participating employees were given the option to elect to continue in the plan or opt out of the plan in order to receive the higher employer match in the 401k Plan. Commencing in 2009, employees who continued in the separate Retirement Plan receive no 401k employer match. No named executive officer is currently earning benefits under the Retirement Plan.

The Company also maintains a defined benefit Supplemental Executive Retirement Plan (“SERP”) for certain senior employees. For additional information, see the “Pension Benefits Table.” The Chief Executive Officer is the only named executive officer earning benefits under the SERP.

The Compensation Committee considers the expense of the executive officers’ retirement benefits in determining their overall compensation.

Change in Control Agreements

The Compensation Committee and the Board have approved a change in control agreement for each executive officer similar to those offered by most peer companies. The Board also has approved an Agreement Regarding Termination Benefits with the Chief Executive Officer. The structure and design of these agreements, including the level of payments and benefits provided to the executive officers under the agreements, are intended to be similar to those provided by peer companies.

The change in control agreements provide a retention tool for the executive officers to remain with the Company both during and following the change in control and enable the executive officers to focus on the continuing business operations and the success of a potential business combination that the Board of Directors has determined to be in the best interests of the shareholders. This results in stability and continuity of operations during a potentially uncertain time.

Other Benefits

In order to attract and retain highly qualified employees, the Company offers benefit programs designed to be competitive in each country in which the Company operates. All U.S. employees and executive officers participate in similar healthcare, life and disability insurance, and other welfare programs.

In order to offer most employees an opportunity to acquire an equity interest in Teradyne, the Company offers an Employee Stock Purchase Plan. This plan allows participating employees to purchase shares of common stock through regular payroll deductions of up to 10% of their annual compensation, to a maximum of $25,000 per calendar year, not to exceed 6,000 shares. Prior to 2013, the purchase price was an amount equal to the lower of (a) 85% of the fair market value of the common stock on the first business day of the payment period or (b) 85% of the fair market value of the common stock on the last business day of the payment period. Effective January 1, 2013, the Compensation Committee amended the plan to eliminate the “look back” to the first business day of the payment period. As a result, commencing in January 2013, the purchase price is an amount equal to 85% of the fair market value of the common stock on the last business day of the payment period. Each payment period is a six month period beginning in January or July and ending in June or December, respectively. Approximately fifty percent of world-wide employees, including certain executive officers, currently participate in the plan.

Teradyne’s Cash Profit Sharing Plan distributes 10% of Teradyne’s pre-tax profit (excluding its Wireless Test Division) to all eligible employees including executive officers. Plan payments are distributed as a consistent percentage of target cash compensation for all participants twice per year.

Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of executive officers with those of the shareholders and ensure that the executive officers responsible for overseeing operations have an ongoing financial stake in the Company’s success.

Pursuant to these guidelines, the Chief Executive Officer is expected to attain and maintain an investment level in stock equal to three times his annual base salary and all other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary. In each case, such investment levels are expected to be attained within five years from the date upon which the individual becomes subject to the guidelines. Until this ownership guideline is met, officers are expected to retain at least 50% of the shares issued pursuant to an equity award, after taxes. Shares subject to the stock ownership guidelines do not include any pledged Company stock. The Company maintains a policy prohibiting executives and directors from pledging Teradyne stock.

During the year, the executive officers complied with the stock ownership guidelines, and at year end, all executive officers other than Mr. Gray (who has been with the Company less than five years) and Mr. Vahey (who became subject to the guidelines upon his promotion in July 2012) were at or above the guideline ownership targets.

Recoupment Policy

A recoupment policy is applicable to all executive officers. Under this policy, the Company may recover incentive compensation that was based on achievement of financial results that were subsequently restated if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable compensation, cash payments and performance-based equity awards. The Board of Directors will review the Company’s recoupment policy following the issuance of regulations by the Securities and Exchange Commission pursuant to the Dodd-Frank Act.

Impact of Accounting and Tax Treatment on Executive Pay

In general, under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended, companies cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Teradyne received shareholder approval on May 25, 2006 for the 2006 Equity and Cash Compensation Incentive Plan in order to grant equity awards that may satisfy the requirements for “qualified performance-based compensation.” In May 2008, the shareholders approved an amendment to the plan that limits the amount of variable cash compensation to be paid to any plan participant in any fiscal year to $3 million, allowing compliant cash awards made under the plan to be “qualified performance-based compensation,” and for such cash awards in excess of $1 million in any fiscal year to be deductible for tax purposes under Section 162(m) of the Code. In May 2011, the shareholders re-approved the material terms of the performance goals under the plan to enable the entire amount of “qualified performance-based compensation” paid to certain executive officers to be exempt from the $1 million deduction limit that would otherwise apply. While the Compensation Committee monitors compensation paid to our executive officers in light of the provisions of Section 162(m) of the Code, the Compensation Committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible for federal tax purposes, and the Compensation Committee is not limited to paying compensation that is “qualified performance-based compensation” under Section 162(m) of the Code.

2012 Executive Compensation

In January 2012, the Compensation Committee reviewed the performance of the named executive officers during 2011 and conducted its annual assessment of executive compensation. In addition to the executive officer’s performance during 2011, the Compensation Committee considered benchmark data from the peer group in setting executive compensation for 2012.

2012 Target Cash Compensation

To align cash compensation with the peer group data, the Compensation Committee, and the independent directors in the case of the Chief Executive Officer, approved increases in the 2012 base salaries and target cash compensation for certain of the named executive officers. The 2011 and 2012 base salaries and target cash compensation are set forth below:

	Base Salary		Target Cash Compensation
	2011	2012	2011	2012
Michael A. Bradley	$660,000	$720,000	$1,320,000	$1,440,000
Gregory R. Beecher	380,000	415,000	665,000	726,250
Mark E. Jagiela	370,000	405,000	647,500	708,750
Charles J. Gray	300,000	328,000	495,000	541,200

The Compensation Committee continued to use the same goal structure for determining performance-based variable cash compensation in 2012 as in the last six years, but in 2012 increased the weighted average PBIT percentage target from 11.1% to 12.3% for the named executive officers:

1)	a 12.3% target for non-GAAP PBIT measured as a percentage of revenue; and

2)	performance against key operating, financial and strategic goals by each business division (other than the recently acquired LitePoint Corporation which comprises the Wireless Test Division).

The Compensation Committee increased the weighted average PBIT percentage target rate in 2012 to reflect the level of profitability it believes to be appropriate for the businesses in which the Company operates and the through-the-cycle profit margins in the Company’s industry. Performance against the 2012 operating, financial and strategic goals could then increase or decrease the variable cash compensation payout by up to 60%. The operating, financial and strategic goals for 2012 included market share gains in the Company’s Semiconductor Test Division, profitability targets for its Wireless Test Division, and quarterly operating breakeven targets, new customer wins, new product launches, and growth targets for the Company’s various business units. The maximum variable cash compensation payout for the named executive officers is 200% of the target amount.

In July 2012, Mr. Vahey was promoted to President, Systems Test Group, at which time the Committee set his target cash compensation at $500,000 with a performance-based variable cash compensation target of 75% of his annual base salary, based on peer group and market data.

In January 2013, the Compensation Committee reviewed the Company’s performance against its 2012 performance-based variable cash compensation targets. The divisions’ performances varied from 53% of target to 200% of target. As an example, the variable cash compensation payout for the Semiconductor Test Division, which historically accounts for approximately 70-80% of Teradyne’s revenue and a commensurate portion of the variable cash compensation calculation for the executive officers, exceeded its PBIT percentage target which positively impacted the calculation. Once the performance of the divisions was determined, the payout for the named executive officers was calculated by applying a weighted averaging formula of the performance of all divisions.

The Compensation Committee, and independent directors in the case of the Chief Executive Officer, approved a 153% payout of target variable cash compensation for each named executive officer for 2012 which, due to the different variable compensation factors for each executive officer, contributed to actual total cash compensation ranging between 20% and 27% above target, depending on the named executive officer. The payout amounts of 2012 performance-based variable cash compensation for each named executive officer can be found under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2012 Equity Award

In January 2012, the Compensation Committee, and the independent directors in the case of the Chief Executive Officer, approved the 2012 equity awards for the named executive officers. The Compensation Committee and independent directors continued to award RSUs and stock options for the 2012 equity grant with the same mix of time-based RSUs (40%), performance-based RSUs (40%) and non-qualified stock options (20%) as in 2011.

The performance targets for the performance-based RSUs are aligned to the 2012 variable cash compensation targets, including the increased weighted average PBIT target of 12.3%. These targets, based on the operating, financial, and strategic goals of the Company, include both short- and long-term/strategic performance elements. The short-term performance target is based on PBIT percentage for the year; the long-term/strategic performance targets are measurable operating and financial goals such as strategic customer wins, market share gains, engineering project milestones, cost controls and growth targets – the achievement of which positively impact the Company’s long-term performance. The Board believes that using a mix of both short- and long-term targets for both variable cash compensation and performance-based RSUs effectively focuses management on annual and long-term goals across all forms of performance-based compensation.

In order to maintain a competitive equity compensation level relative to the peer companies, the 2012 equity grant values at target for named executive officers increased 6.3% from the 2011 equity grant values at target. Specifically, Mr. Bradley’s 2012 equity award was increased by 6.5%, and the awards for Messrs. Beecher, Gray and Jagiela were increased 6.3%, 6.3% and 12.1%, respectively. Total potential equity ownership for Teradyne’s executive officers is competitive with the peer group.

The 2012 equity grant was split 40% to time-based RSUs, 40% to performance-based RSUs and 20% to non-qualified stock options. The specific number of RSUs and options were then calculated based upon the closing price of the Company’s stock on the grant date for RSUs and the Black-Scholes grant date fair value calculation for options. The table below sets forth the grant date equity values of the 2012 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs	Number of Performance- based RSUs at Target (1)	Number of Stock Options	Value of Time-based RSUs	Value of Performance- based RSUs at Target (1)	Value of Stock Options	Total Equity Value
Michael A. Bradley	52,254	52,254	64,650	$885,705	$885,705	$442,853	$2,214,263
Gregory R. Beecher	23,452	23,452	29,015	$397,511	$397,511	$198,753	$993,775
Mark E. Jagiela	23,452	23,452	29,015	$397,511	$397,511	$198,753	$993,775
Charles J. Gray	12,568	12,568	15,549	$213,028	$213,028	$106,511	$532,567

(1)	Based on the achievement against the performance metrics as approved by the Compensation Committee and the Board in January 2013, each executive officer received 200% of the target number of performance-based RSUs granted in 2012.

The grant date for the 2012 equity grants approved by the Compensation Committee was January 27, 2012. The values of the grants were determined based on the closing price of Teradyne’s stock on that grant date. The 2012 time-based RSU grants for all employees, including named executive officers, as well as the stock options and performance-based RSUs for named executive officers, vest in equal amounts annually over four years. The stock option grants have a term of seven years from the date of grant.

In January 2013, the Compensation Committee reviewed the Company’s performance against its 2012 performance-based variable equity compensation targets. On this basis, the Compensation Committee, and independent directors in the case of the Chief Executive Officer, approved the number of the 2012 performance-based RSUs at 200% of target. The number of performance-based RSUs granted can be found in the Grants of Plan Based Awards Table and the value of the performance-based shares granted for each named executive officer can be found in the footnotes to the column “Stock Awards” in the Summary Compensation Table.

2013 Executive Compensation

In January 2013, the Compensation Committee conducted its annual assessment of executive compensation. The Committee evaluated the performance of the named executive officers during 2012 and concluded that the Company had:

•	Achieved revenue of $1.66 billion in a challenging market environment;

•	Continued the transformation of the Company’s financial model, sustaining industry-leading profitability and free cash flow; and

•	Achieved record growth in the Company’s Wireless Test Division.

As a result, the Company performed significantly better than its competitors and provided strong total shareholder return compared to its peers. In addition to evaluating the Company’s performance during 2012, the Compensation Committee engaged its independent consultants, Compensia, to assess executive compensation for 2013 using the adjusted peer group and the Radford survey data. The Board’s Compensation Committee took into account the positive results of the shareholder advisory vote on executive compensation by continuing to focus on performance-based compensation.

2013 Target Cash Compensation

The Compensation Committee, and the independent directors in the case of the Chief Executive Officer, approved increases in the 2013 base salaries and target cash compensation for certain of the named executive officers as a result of the growth in the Company’s revenue and profitability over the last three years and in order to align cash compensation with the industry and with peer companies. In addition, the Compensation Committee aligned the base salary and target cash compensation for Mr. Jagiela in connection with his promotion to President with comparable positions at peer companies and within the industry. The 2012 and 2013 base salaries and target cash compensation are set forth below:

	Base Salary		Target Cash Compensation
	2012	2013	2012	2013
Michael A. Bradley	$720,000	$756,000	$1,440,000	$1,512,000
Gregory R. Beecher	415,000	450,000	726,250	787,500
Mark E. Jagiela	405,000	500,000	708,750	1,000,000
Walter G. Vahey	285,714	300,000	500,000	525,000
Charles J. Gray	328,000	345,000	541,200	569,250

The independent directors increased Mr. Bradley’s base salary by 5.0% and retained his performance-based variable cash compensation at 100%. The Compensation Committee increased the base salaries of Messrs. Beecher, Vahey and Gray by between 5.0% and 8.4%. In connection with his promotion to President, the Compensation Committee increased Mr. Jagiela’s base salary by 23.5% and increased his performance-based variable cash compensation to 100% in line with industry practice. Based on data provided by Compensia, the 2013 base and target cash compensation for the Chief Executive Officer and other named executive officers are competitive with the peer companies.

The Compensation Committee continued to use the same goal structure for determining performance-based variable cash compensation as in 2012, but increased the company-wide weighted average PBIT target from 12.3% to 15% to reflect the level of long-term profitability it believes to be currently appropriate for the mix of businesses in which the Company operates.

The business and financial goals for 2013 include market share gains for the Semiconductor Test Division, revenue and profitability targets for the Wireless Test Division, and quarterly operating breakeven targets, new customer wins and new product launches in the Company’s various business units. The Compensation Committee believes these business and financial goals effectively balance short-term profitability with long-term investment and growth. The maximum variable cash compensation payout for the named executive officers remains 200% of the target amount. Based on data provided by Compensia, the level of variable compensation in Teradyne’s variable compensation program is consistent with market practice and Teradyne’s peer companies.

2013 Equity Award

In January 2013, the Compensation Committee, and the independent directors in the case of the Chief Executive Officer, approved the 2013 equity awards for the named executive officers. The Compensation Committee and independent directors retained the same mix of time-based RSUs (40%), performance-based RSUs (40%) and non-qualified stock options (20%) for the 2013 equity grant. The equity mix is consistent with the peer data provided by Compensia.

The short- and long-term performance targets for the performance-based RSUs are the same as the 2013 variable cash compensation targets. The final number of performance-based RSUs awarded will be determined by the Compensation Committee and the Board near the one-year anniversary of the grant date.

In order to maintain a competitive equity compensation level relative to the peer companies, the 2013 equity grant values at target for named executive officers (other than Mr. Vahey who was promoted to an executive officer during 2012) were increased from the 2012 equity grant values at target. Mr. Bradley’s 2013 equity award was increased by 21.9%, and the awards for Messrs. Beecher and Gray were increased 20.8% and 8.0%, respectively. Mr. Jagiela’s 2013 equity award increased 56.0% in connection with his promotion to President of Teradyne. Total potential equity award levels for Teradyne’s executive officers are competitive with the peer group.

The specific number of RSUs and options were calculated based upon the closing price of the Company’s stock on the grant date for RSUs and the Black-Scholes grant date fair value calculation for options. The table below sets forth the grant date equity values of the 2013 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs	Number of Performance- based RSUs at Target	Number of Stock Options	Value of Time-based RSUs	Value of Performance- based RSUs at Target	Value of Stock Options	Total Equity Value
Michael A. Bradley	65,218	65,218	88,670	$1,080,010	$1,080,010	$540,000	$2,700,020
Gregory R. Beecher	28,986	28,986	39,409	$480,008	$480,008	$240,001	$1,200,017
Mark E. Jagiela	37,440	37,440	50,904	$620,006	$620,006	$310,005	$1,550,017
Walter G. Vahey	10,991	10,991	14,943	$182,011	$182,011	$91,003	$455,025
Charles J. Gray	13,889	13,889	18,884	$230,002	$230,002	$115,004	$575,008

The grant date for the 2013 equity grants approved by the Compensation Committee was January 25, 2013. The values of the grants were determined based on the closing price of Teradyne’s stock on that grant date. The time-based RSU grants for all employees, including named executive officers, as well as the stock options and performance-based RSUs for named executive officers, vest in equal amounts annually over four years. The stock option grants have a term of seven years from the date of grant.

Compensation Committee Report

The Compensation Discussion and Analysis has been reviewed with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Teradyne’s Annual Report on Form 10-K for the year ended December 31, 2012.

COMPENSATION COMMITTEE

Roy A. Vallee (Chair)

Albert Carnesale

Daniel W. Christman

Timothy E. Guertin

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers during the fiscal years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Michael A. Bradley	2012	$720,000	$118,570	$1,771,410	$442,853	$1,101,600	$1,413,692	$20,638	$5,588,763
CEO	2011	$660,000	$144,830	$1,664,030	$416,000	$1,306,800	$1,663,957	$18,574	$5,874,191
	2010	$644,000	$244,102	$1,330,007	$569,998	$1,288,000	$1,092,995	$17,069	$5,186,171

Gregory R. Beecher	2012	$415,000	$59,799	$795,022	$198,753	$476,213	$—	$39,768	$1,984,555
VP, CFO & Treasurer	2011	$380,000	$72,964	$748,008	$186,995	$564,300	$—	$36,509	$1,988,776
	2010	$370,000	$122,714	$595,005	$255,000	$555,000	$—	$25,902	$1,923,621

Mark E. Jagiela	2012	$405,000	$58,358	$795,022	$198,753	$464,738	$37,507	$11,873	$1,971,251
President & President, Semiconductor Test	2011	$370,000	$71,044	$748,008	$186,995	$549,450	$56,022	$11,589	$1,993,108
	2010	$360,000	$119,398	$595,005	$255,000	$540,000	$22,602	$22,778	$1,914,783

Walter G. Vahey	2012	$255,256	$31,322	$250,013	$—	$307,500	$—	$10,854	$854,945
President, Systems Test Group

Charles J. Gray	2012	$322,202	$44,562	$426,056	$106,511	$326,196	$—	$12,855	$1,238,382
VP, General Counsel & Secretary	2011	$300,000	$54,311	$380,010	$94,994	$386,100	$—	$12,460	$1,227,875
	2010	$300,000	$90,970	$308,005	$132,000	$360,000	$—	$11,283	$1,202,258

(1)	The amounts in the “Salary” column represent the annual base salary for each named executive officer, which is paid monthly.

(2)	The amounts in the “Bonus” column represent payments made under the Cash Profit Sharing Plan.

(3)	The amounts under the “Stock Awards” column represent the fair value of the time-based and performance-based RSU awards on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). Performance-based RSUs are valued at the grant date based upon the probable outcome of the performance metrics. Therefore, the amounts under the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The maximum value of these performance-based RSUs, assuming the highest level of performance conditions is achieved, is as follows for 2012, 2011 and 2010, respectively: Mr. Bradley: $1,771,410, $1,664,030 and $1,140,004; Mr. Beecher: $795,022, $748,008 and $510,002; Mr. Jagiela: $795,022, $748,008 and $510,002; and Mr. Gray: $426,056, $380,010 and $264,004. Based on the achievement against the performance metrics, the actual value of the performance-based RSUs awarded in 2012 is as follows: Mr. Bradley: $1,771,410; Mr. Beecher: $795,022; Mr. Jagiela: $795,022; and Mr. Gray: $426,056. Based on the achievement against the performance metrics, the actual value of the performance-based RSUs awarded in 2011 is as follows: Mr. Bradley: $1,664,030; Mr. Beecher: $748,008; Mr. Jagiela: $748,008; and Mr. Gray: $380,010. Based on the achievement against the performance metrics, the actual value of the performance-based RSUs awarded in 2010 is as follows: Mr. Bradley: $1,140,004; Mr. Beecher: $510,002; Mr. Jagiela: $510,002; and Mr. Gray: $264,004. For a discussion of the assumptions underlying this valuation, please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2012.

(4)	The amounts under the “Option Awards” column represent the fair value of the award on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2012.

(5)	The amounts under the “Non-Equity Incentive Plan Compensation” column represent amounts earned as variable cash compensation for services performed.

(6)	The amounts under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the present value of pension benefits accrued. See also the disclosure below in “Retirement and Post-Employment Tables”. Not included in this column are earnings on the Supplemental Saving Plan in which certain of the named executive officers participate, as earnings and losses under that plan are determined in the same manner and at the same rate as externally managed investments. See “Nonqualified Deferred Compensation Table”.

(7)	The amounts under the “All Other Compensation” column represent the following amounts for 2012 for the named executive officers:

	Company Contributions to Defined Contribution Plans	Value of Life Insurance Premiums	Total-All Other Compensation
Michael A. Bradley	$0	$20,638	$20,638
Gregory R. Beecher	34,902	4,866	39,768
Mark E. Jagiela	10,000	1,873	11,873
Walter G. Vahey	10,000	854	10,854
Charles J. Gray	10,000	2,855	12,855

Grants of Plan-Based Awards Table

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended December 31, 2012.

	Grant Date		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael A. Bradley	1/1/2012	(3)	$—	$720,000	$1,440,000	—	—	—	—	—	—	—
	1/27/2012	(4)	$—	$—	$—	—	52,254	104,508	52,254	64,650	$16.95	$2,214,263

Gregory R. Beecher	1/1/2012	(3)	$—	$311,250	$622,500	—	—	—	—	—	—	—
	1/27/2012	(4)	$—	$—	$—	—	23,452	46,904	23,452	29,015	$16.95	$993,775

Mark E. Jagiela	1/1/2012	(3)	$—	$303,750	$607,500	—	—	—	—	—	—	—
	1/27/2012	(4)	$—	$—	$—	—	23,452	46,904	23,452	29,015	$16.95	$993,775

Walter G. Vahey	1/1/2012	(3)	$—	$214,286	$428,571	—	—	—	—	—	—	—
	1/27/2012	(4)	$—	$—	$—	—	—	—	14,750	—	—	$250,013

Charles J. Gray	1/1/2012	(3)	$—	$213,200	$426,400	—	—	—	—	—	—	—
	1/27/2012	(4)	$—	$—	$—	—	12,568	25,136	12,568	15,549	$16.95	$532,567

(1)	The grants under the “Estimated Future Payouts under Equity Incentive Plan Awards” column represent the target and maximum number of performance-based RSUs granted in 2012. Based on the achievement against the performance metrics as approved by the Compensation Committee and the Board in January 2013, the actual number of the performance-based RSUs granted to the executive officers in 2012 is set forth in the “Maximum” column.
(2)	The grants under the “All Other Stock Awards: Number of Shares of Stock or Units” column represent the number of time-based RSUs granted to each named executive officer in 2012.
(3)	These grants of variable cash compensation were made pursuant to the 2006 Equity and Cash Compensation Incentive Plan and reflect the threshold, target and maximum cash payouts for these awards; the actual payouts are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(4)	In 2012, the named executive officers were granted time-based RSUs, performance-based RSUs, and stock options. The threshold, target and maximum numbers apply to performance-based RSUs only. Mr. Vahey’s 2012 equity award of time-based RSUs was granted prior to his promotion to President, Systems Test Group and was made pursuant to the 2006 Equity and Cash Compensation Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards at the fiscal year-end, December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael A. Bradley	116,875	115,625	$4.81	01/30/16
	69,512	69,512	$9.34	01/29/17
	15,430	46,291	$16.23	01/28/18
	—	64,650	$16.95	01/27/19
					46,250	$781,163	(1)
					101,714	$1,717,949	(2)
					115,344	$1,948,160	(3)
					156,762	$2,647,710	(4)
Gregory R. Beecher	—	51,875	$4.81	01/30/16
	—	31,098	$9.34	01/29/17
	6,936	20,808	$16.23	01/28/18
	—	29,015	$16.95	01/27/19
					20,750	$350,468	(1)
					45,504	$768,563	(2)
					51,849	$875,730	(3)
					70,356	$1,188,313	(4)
Mark E. Jagiela	—	51,875	$4.81	01/30/16
	—	31,098	$9.34	01/29/17
	6,936	20,808	$16.23	01/28/18
	—	29,015	$16.95	01/27/19
					20,750	$350,468	(1)
					45,504	$768,563	(2)
					51,849	$875,730	(3)
					70,356	$1,188,313	(4)
Walter G. Vahey	—	—	—	—
					8,003	$135,171	(1)
					9,768	$164,982	(2)
					10,193	$172,160	(3)
					14,750	$249,128	(4)
Charles J. Gray	—	20,313	$6.29	05/01/16
	—	16,098	$9.34	01/29/17
	3,523	10,571	$16.23	01/28/18
	—	15,549	$16.95	01/27/19
					8,125	$137,231	(5)
					23,556	$397,861	(2)
					26,342	$444,916	(3)
					37,704	$636,821	(4)

(1)	For each named executive officer, the vesting dates for RSUs granted on January 30, 2009 are twenty-five percent (25%) of the RSUs vested on each of January 30, 2010, January 30, 2011and January 30, 2012 and twenty-five percent (25%) will vest on January 30, 2013.
(2)	For each named executive officer, the vesting dates for RSUs granted on January 29, 2010 are twenty-five percent (25%) of the RSUs vested on each of January 29, 2011 and January 29, 2012 and twenty-five percent (25%) will vest on each of January 29, 2013 and January 29, 2014.
(3)	For each named executive officer, the vesting dates for RSUs granted on January 28, 2011 are twenty-five percent (25%) of the RSUs vested on January 28, 2012 and twenty-five percent (25%) will vest on each of January 28, 2013, January 28, 2014, and January 28, 2015.
(4)	For each named executive officer, the vesting dates for RSUs granted on January 27, 2012 are twenty-five percent (25%) of the RSUs will vest on each of January 27, 2013, January 27, 2014, January 27, 2015, and January 27, 2016.
(5)	For Mr. Gray, the vesting dates for the new hire RSUs granted on May 1, 2009 are twenty-five percent (25%) vested on each of May 1, 2010, May 1, 2011 and May 1, 2012 and twenty-five percent (25%) will vest on May 1, 2013.

Option Exercises and Stock Vested Table

The named executive officers exercised stock options during 2012. The following table shows: (1) the number of shares acquired upon exercise of stock options and the value realized on exercise during 2012; and (2) the number of shares acquired as a result of the vesting of RSUs and the value realized on vesting during 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael A. Bradley	120,000	$1,485,600	162,843	$2,678,168
Gregory R. Beecher	67,424	$746,744	71,225	$1,171,958
Mark E. Jagiela	67,424	$706,288	71,225	$1,171,958
Walter G. Vahey	—	—	20,523	$337,224
Charles J. Gray	28,361	$282,079	28,681	$479,211

Retirement and Post-Employment Tables

Pension Benefits Table

The Company offers a qualified Retirement Plan and a non-qualified SERP. In 1999, the Company discontinued both plans to new members. At that time, all employees were offered the choice to remain in the Retirement Plan and continue to accrue benefits, or opt for an additional match in the 401k Plan, in lieu of participation in the Retirement Plan. Fifty percent (50%) of the employees elected to remain in the Retirement Plan. One hundred eighty-six current employees continue to accrue benefits in the Retirement Plan and only eleven in the SERP. In November 2009, the Board voted to freeze the benefits under the Retirement Plan for these eleven employees, including Mr. Bradley, who participated in both the Retirement Plan and the SERP. These employees will continue to receive the same retirement benefits, but through the SERP rather than through continued accruals in the Retirement Plan. Mr. Bradley and Mr. Jagiela are entitled to benefits under the Retirement Plan but are no longer accruing additional benefits under that plan.

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s eligible earnings are based on the employee’s highest consecutive 60 months of actual base salary, actual cash profit sharing and target variable compensation and actual years of service. The resulting benefit is then reduced by the benefit payable from the Retirement Plan. Mr. Bradley may collect an actuarially reduced benefit prior to age 66 under the terms of the SERP, limited by provisions compliant with Section 409A of the Code. These limitations prevent Mr. Bradley from collecting benefits prior to age 66 that were earned after December 31, 2004.

There is no provision in the SERP to grant extra years of credited service. In order to calculate the present value of the accumulated benefit, Teradyne’s actuaries used the same assumptions as used in Teradyne’s financial statements for fiscal year ended December 31, 2012, a discount rate of 3.6% for the Retirement Plan and 3.4% for the SERP.

Similar to most pension plans, Teradyne’s pension plan was designed such that the annual present value of the accrued benefit associated with the plan increases significantly as an employee both approaches retirement and increases his or her years of service. Other factors which can influence year-on-year changes include one-time items such as discount rate changes, information updates, or mortality rate changes.

The table below shows the present value, as of December 31, 2012, of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Plan and SERP. Although Messrs. Bradley (after December 31, 2009) and Jagiela are no longer accruing additional benefits under the Retirement Plan, each is entitled to benefits under the Retirement Plan and, based on the actuarial assumptions used this year, Mr. Jagiela shows a Change in Pension Value in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)
Michael A. Bradley (1)	Retirement Plan	31.00	$779,620
	SERP	34.00	$7,653,882
Gregory R. Beecher	Retirement Plan	0	$0
	SERP	0	$0
Mark E. Jagiela (2)	Retirement Plan	17.61	$226,469
	SERP	0	$0
Walter G. Vahey	Retirement Plan	0	$0
	SERP	0	$0
Charles J. Gray	Retirement Plan	0	$0
	SERP	0	$0

(1)	The years of creditable service for Mr. Bradley were capped in 2009 with respect to the Retirement Plan.

(2)	The years of creditable service for Mr. Jagiela were capped in 1999.

Nonqualified Deferred Compensation Table

The Company maintains the Supplemental Savings Plan which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the 401k Plan and to receive supplemental matching contributions from the Company. In addition, employees who participate in the variable cash compensation plan may defer up to 85% of each year’s variable cash compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or “highly compensated employees” as defined in ERISA. In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability, or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by Section 409A of the Code regarding when participants will receive distributions under the Supplemental Savings Plan.

Because the Supplemental Savings Plan is intended to be an ERISA excess plan, the investment options available to participants are similar to those provided in the 401k Plan. Employees select the investment options from a portfolio of mutual funds. The earnings are credited based on the actual performance of the selected mutual funds.

The table below shows the aggregate balance of the deferred compensation amounts in the Supplemental Savings Plan for each named executive officer, as of December 31, 2012.

Name	Executive Contributions in 2012 (1)	Employer Contributions in 2012 (2)	Aggregate Earnings in 2012	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2012
Michael A. Bradley	$40,190	$0	$175,744	$0	$2,123,989
Gregory R. Beecher	79,076	24,902	37,805	0	1,172,047
Mark E. Jagiela	0	0	37,060	0	280,189
Walter G. Vahey	0	0	0	0	0
Charles J. Gray	0	0	0	0	0

(1)	The following table lists the amounts of each named executive officer’s contributions that were previously reported in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns:

Amounts Contributed by Executive, 2012, 2011 & 2010 Included in Summary Compensation Table

	Michael A. Bradley	Gregory R. Beecher	Mark E. Jagiela	Walter G. Vahey	Charles J. Gray
2012	$40,190	$79,076	$0	$0	$0
2011	30,317	128,775	0	0	0
2010	29,596	51,000	16,548	0	0
Prior to 2010	1,508,503	574,869	196,692	0	0

Total Employee Contributions	$1,608,606	$833,720	$213,240	$0	$0

(2)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

Post-Termination Compensation Table

Change in Control Agreements

Teradyne maintains Change in Control Agreements with each of its named executive officers (the “Change in Control Agreements”) which, other than for Mr. Gray who started at the Company in April 2009 and Mr. Vahey who was promoted in July 2012, were entered into in 2007 replacing previous agreements and were amended in 2012 to comply with IRS guidance under Section 409A of the Internal Revenue Code. Under the Change in Control Agreements, in the event any of the named executive officers is terminated without “Cause” or the named executive officer terminates his employment for “Good Reason” (each as defined in the agreement) within two years following a defined change in control, the officer will receive certain payments and/or benefits including the following:

•	Immediate vesting of all equity awards (for performance-based awards the vesting would be calculated at the target level);

•	Cash awards for the year of termination calculated at the target level and pro-rated up to the date of termination;

•	Salary continuation for two years based on the named executive officers’ annual target cash compensation at the time of termination;

•	Health, dental and vision plan insurance coverage for two years; and

•

Tax gross-up payments in the amount necessary, so that the net amount retained by the named executive officer (after reduction for (i) any excise tax and (ii) any federal, state, or local tax on the tax gross-up payment) is equal to the amount of the payments under the agreement other than the tax gross-up payment. The Compensation Committee has eliminated this provision from any future Change in Control Agreements. The Change in Control Agreements for Mr. Gray, who started at the Company in April 2009, and Mr. Vahey, who was promoted and entered into the Change in Control Agreement in July 2012, do not include this tax gross-up payment.

The Change in Control Agreements provide that the salary continuation may be suspended and prior payments recouped if the two-year non-compete and non-solicit provisions of the Change in Control Agreement are breached.

Chief Executive Officer Separation Agreement

Upon his election as Chief Executive Officer, Mr. Bradley entered into an Agreement Regarding Termination Benefits (“Separation Agreement”). The term of this Separation Agreement, entered into on September 3, 2004, is three years, and automatically extends for additional one-year periods unless Teradyne gives notice to Mr. Bradley. The current one-year renewable term of the Separation Agreement extends to September 3, 2013. The Separation Agreement contains a two-year, post-employment customer and employee non-hire and non-solicitation restriction and a two-year, post-employment non-competition restriction. In consideration of these restrictions, Mr. Bradley is entitled to receive severance payments at his annual target compensation rate and continued vesting of equity awards for two years following his termination by Teradyne for any reason other than death, disability or cause, each as defined in the agreement, or in a circumstance in which Mr. Bradley would be entitled to payments pursuant to his Change in Control Agreement. During this period, Mr. Bradley is also entitled to ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If Teradyne terminates Mr. Bradley’s employment due to his disability and Mr. Bradley is not entitled to payments pursuant to his Change in Control Agreement, Mr. Bradley is entitled to a two-year severance payment to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Bradley receives from other employment.

Other Arrangements

None of the named executive officers has a severance agreement, other than the Chief Executive Officer. Teradyne has a standard severance policy under which, the Company may in its discretion, offer severance payments to an employee, including a named executive officer, generally based on length of service. Any severance payments to named executive officers are conditioned upon the named executive officer’s entering into a written severance agreement containing customary obligations, such as, non-competition, non-solicitation, non-disparagement and/or confidentiality obligations, and releasing Teradyne from any claims.

The Company provides certain benefits to its retirees. Based on age and service, Mr. Bradley qualifies for these broad-based employee benefits. At retirement, he will be entitled to receive a pro-rated amount of variable cash compensation through the date of his retirement. In addition, most retirees can continue in the health, dental and vision programs at a partially subsidized rate. The Pension Benefits Table lists the present value of accumulated benefits for Mr. Bradley.

Potential Payments upon Termination or Termination Following a Change in Control

The following provides the details of potential payments made to the named executive officers in the event of a termination, had the termination occurred on December 31, 2012. The following table does not reflect benefits that are generally available to all salaried employees under standard company policies or benefits, such as the standard severance policy, subsidized rates for health, dental and vision programs for retirees, long-term disability and life insurance.

	Reason for Termination (1)	Salary Continuation	Pro-rated Variable Cash Compensation(2)	Benefits Continuation	Value of Accelerated Unvested Equity(3)	Excise Tax/ Gross Up	Total
Michael A. Bradley	Not for Cause	$2,880,000	$1,101,600	$47,509	$5,841,218	$0	$9,870,327
	Change in Control	$2,880,000	$720,000	$47,509	$7,383,351	$0	$11,030,860

Gregory R. Beecher	Change in Control	$1,452,500	$311,250	$46,893	$3,311,649	$0	$5,122,293

Mark E. Jagiela	Change in Control	$1,417,500	$303,750	$44,139	$3,311,649	$0	$5,077,039

Walter G. Vahey	Change in Control	$999,999	$214,286	$47,509	$586,252	$0	$1,848,046

Charles J. Gray	Change in Control	$1,082,400	$213,200	$47,509	$1,611,083	$0	$2,954,192

(1)	None of the named executive officers has an agreement to receive any salary continuation, variable cash compensation, benefits continuation, acceleration of equity or gross-up in the event such named executive officer voluntarily terminates his or her employment with Teradyne without “Good Reason” or if that named executive officer is terminated by Teradyne for cause.

(2)	The amounts in this column for Change in Control represent pro-rated variable cash compensation at target for each of the named executive officers. The amount in this column for Mr. Bradley’s termination by the Company Not for Cause represents pro-rated actual variable cash compensation. Following termination, Mr. Bradley would receive a pro-rated variable cash compensation payment based on actual variable compensation performance given his age and service pursuant to broad-based retirement benefits available to all employees. However, for termination following a Change in Control, Mr. Bradley would be entitled to receive a pro-rated variable cash compensation payment at target pursuant to his Change in Control Agreement.
(3)	The Change in Control amounts represent the value of the restricted stock and the in-the-money value of stock options that would accelerate upon termination of employment by the Company without cause or by the executive officer for good reason following a change in control. Mr. Bradley’s amount upon termination of employment by the Company Not for Cause represents the value of the restricted stock and the in-the-money value of stock options that would continue to vest for 24 months.

OTHER MATTERS

Shareholder Proposals for 2014 Annual Meeting of Shareholders

Teradyne’s bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting. For shareholders who wish to nominate a candidate for director at the 2014 Annual Meeting of Shareholders, Teradyne must receive the nomination not less than 50 days or more than 90 days prior to the meeting. In the event a shareholder is given less than 65 days’ prior notice of the meeting date (whether by notice mailed to the shareholder or through public disclosure), to be timely, the shareholder’s notice of nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which notice of the meeting date was mailed or publicly disclosed. The shareholder’s notice of nomination must provide information regarding the nominee, including name, address, occupation and shares held by the shareholder making the proposal. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s decision.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2014 Annual Meeting of Shareholders, Teradyne must receive notice within the timelines described above for director nominations. If a shareholder who wishes to present a proposal but fails to notify Teradyne in time, that shareholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2014 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to bring a proposal intended for inclusion in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2014 Annual Meeting of Shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than December 13, 2013.

It is suggested that shareholders submit their proposals either by courier or Certified Mail—Return Receipt Requested.

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail and by Teradyne’s regular employees, the Company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne has adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. To receive a separate copy of the combined annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the Company’s web site at www.teradyne.com under the “SEC Filings” section of the “Investors” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

APPENDIX A

TERADYNE, INC.

2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

(as amended through March 28, 2013)

1.	Purpose and Eligibility.

The purpose of this 2006 Equity and Cash Compensation Incentive Plan (the “Plan”) of Teradyne, Inc. is to provide equity ownership and compensation opportunities in the Company (each an “Award”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries, all of whom are eligible to receive Awards under the Plan. Any person to whom an Award has been granted under the Plan is called a “Participant.” Additional definitions are contained in Section 14(a).

2.	Administration.

a. Administration by Committee of Independent Members of the Board of Directors. The Plan will be administered by a committee (the “Committee”) composed solely of members of the Board of Directors of the Company that are “independent,” as defined pursuant to Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and as proscribed under Rule 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual, or any amendment, supplement or modification thereto; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder. The Committee, in its sole discretion, shall have the authority to grant Awards, to adopt, amend and repeal rules relating to the Plan, to interpret and correct the provisions of the Plan and any Award, and, subject to the limitations of the Plan, to modify and amend any Award. All decisions by the Committee shall be final and binding on all interested persons. Neither the Company nor any member of the Committee shall be liable for any action or determination relating to the Plan.

b. Delegation to Executive Officers. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Committee may determine; provided, however, that the Committee shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officer or officers. The Committee may, by a resolution adopted by the Committee, authorize one or more executive officers of the Company to do one or both of the following: (i) designate employees of the Company or of any of its subsidiaries to be recipients of Awards and (ii) determine the number, type and terms of such Awards to be received by such employees, subject to the limitations of the Plan; provided, however, that, in each case, the resolution so authorizing such officer or officers shall specify the maximum number and type of Awards such officer or officers may so award. The Committee may not authorize an officer to designate himself or herself as a recipient of any such Awards or to grant Awards to other executive officers of the Company.

3.	Stock Available for Awards.

a. Number of Shares. Subject to adjustment under Section 3(c), the aggregate number of shares (the “Authorized Shares”) of the Company’s common stock, $0.125 par value per share (the “Common Stock”), that may be issued pursuant to the Plan shall be 32,000,000 shares of Common Stock. If any Award expires, is terminated, surrendered, forfeited, expires unexercised, is settled in cash in lieu of Common Stock or is exchanged for other Awards, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 3(c), but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

b. Per-Participant Limit. Subject to adjustment under Section 3(c), no Participant may be granted stock-based Awards during any one fiscal year to purchase more than 2,000,000 shares of Common Stock.

c. Adjustment to Common Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, (i) the number and class of securities available for Awards under the Plan and the per-Participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding stock-based Award, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding stock-based Award shall be adjusted by the Company (or substituted Awards may be made) to the extent the Committee shall determine, in good faith, that such an adjustment (or substitution) is appropriate. If Section 11(f)(i) applies for any event, this Section 3(c) shall not be applicable.

d. Fractional Shares. No fractional shares shall be issued under the Plan and the Participant shall, at the Committee’s discretion, receive either cash in lieu of such fractional shares or a full share for each fractional share.

4.	Stock Options.

a. General. The Committee may grant options to purchase Common Stock (each, an “Option”) and determine the terms and conditions of each Option, including, but not limited to (i) the number of shares subject to such Option or a formula for determining such, (ii) subject to Section 4(e) hereof, the exercise price of the Options and the means of payment for the shares, (iii) the Performance Criteria (as defined in Section 11(d)), if any, and level of achievement of such Performance Criteria that shall determine the number of shares or Options granted, issued, retainable and/or vested, (iv) the terms and conditions of the grant, issuance and/or forfeiture of the shares or Options, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

b. Incentive Stock Options. An Option that the Committee intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall be granted only to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Committee and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such.

c. Nonstatutory Stock Options. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option.”

d. Dollar Limitation. For so long as the Code shall so provide, Options granted to any employee under the Plan (and any other plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value (as defined in Section 14 and determined as of the respective date or dates of grant) of more than $100,000 (or such other limit as may be provided by the Code). To the extent that any such Incentive Stock Options exceed the $100,000 limitation (or such other limit as may be provided by the Code), such Options shall be Nonstatutory Stock Options.

e. Exercise Price. The Committee shall establish the exercise price (or determine the method by which the exercise price shall be established) at the time each Option is granted and specify the exercise price in the applicable Option agreement, provided, that the exercise price per share specified in the agreement relating to each Option granted under the Plan shall not be less than the Fair Market Value per share of Common Stock on the date of such grant. In the case of an Incentive Stock Option to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the

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Company, the price per share specified in the agreement relating to such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the date of grant (or such other limit as may be provided by the Code). For purposes of determining stock ownership under this subsection, the rules of Section 424(d) of the Code shall apply. Subject to Section 3(c), an Option may not be amended subsequent to its issuance to reduce the price at which it is exercisable unless such amendment is approved by the Company’s shareholders.

f. Duration of Options. Each Option shall be exercisable at such times and subject to such terms, conditions and expiration as the Committee may specify in the applicable Option agreement; provided, that no Option shall be exercisable for a period of time greater than ten (10) years from the date of grant of such Option; provided, further, that Incentive Stock Options granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall be exercisable for a maximum of five (5) years from the date of grant of such Option (or such other limit as may be provided by the Code). For purposes of determining stock ownership under this subsection, the rules of Section 424(d) of the Code shall apply.

g. Vesting of Options. Subject to Section 11(f) and Section 11(j) and except as provided in Section 13, at the time of the grant of an Option, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Options. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

h. Exercise of Option. Options may be exercised only by delivery to the Company at its principal office address or to such transfer agent as the Company shall designate of a written notice of exercise specifying the number of shares as to which such Option is being exercised, signed by the proper person, or by notification of the Company-designated third party commercial provider (the “Third Party Commercial Provider”), in accordance with the procedures approved by the Company and to which the holder of the Option shall have ongoing access by means of accessing such person’s account maintained with the Third Party Commercial Provider, together with payment in full as specified in Section 4(i) for the number of shares for which the Option is exercised.

i. Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment:

(i) in United States dollars in cash or by check payable to order of the Company or by fund transfer from the Option holder’s account maintained with the Third Party Commercial Provider;

(ii) at the discretion of the Committee, through delivery of shares of Common Stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option, provided, that such shares were not acquired by the Participant in the prior six months;

(iii) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the Third Party Commercial Provider to pay that amount to the Company, which sale shall be at the Participant’s direction at the time of exercise; or

(iv) at the discretion of the Committee, by any combination of (i), (ii), or (iii) above.

If the Committee exercises its discretion to permit payment of the exercise price of an Incentive Stock Option by means of the methods set forth in clauses (ii), (iii) or (iv) of the preceding sentence, such discretion shall be exercised in writing in the instrument evidencing the Award of the Incentive Stock Option.

j. Notice to Company of Disqualifying Disposition. By accepting an Incentive Stock Option granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a

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disqualifying disposition of any stock acquired pursuant to the exercise of the Incentive Stock Options. A “disqualifying disposition” is generally any disposition occurring on or before the later of (a) the date two years following the date the Incentive Stock Option was granted or (b) the date one year following the date the Incentive Stock Option was exercised.

k. Issuances of Securities. Except as provided in Section 3(c) or as otherwise expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

5.	Stock Appreciation Rights

a. General. A Stock Appreciation Right (a “SAR”) is an Award entitling the holder, upon exercise, to receive an amount in cash or Common Stock, or a combination thereof (such form to be determined by the Committee), determined solely by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date of the SAR Award.

b. Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When SARs are expressly granted in tandem with Options: (i) the SARs will be exercisable only at such time or times, and to the extent, that the related Option is exercisable, and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SARs will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of shares covered by an Option will not be terminated until and only to the extent that the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent Stock Appreciation Rights. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify in the SAR Award.

c. Terms and Conditions. The Committee shall determine all terms and conditions of a SAR Award, including, but not limited to (i) the number of shares subject to such SAR Award or a formula for determining such, (ii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested or the amount of cash payable, (iii) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (iv) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

d. Vesting of SAR Awards. Subject to Section 11(f) and Section 11(j), at the time of the grant of a SAR Award, the Committee shall establish a vesting date or vesting dates with respect to such SAR Award, provided that SARs awarded in tandem with Options shall be subject to the same vesting date or vesting dates established by the Committee pursuant to Section 4(g) for such related Options and shall be exercisable only to the extent that such related Option shall then be exercisable. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

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6.	Restricted Stock.

a. Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock, subject to (i) delivery to the Company by the Participant of cash, a check or other sufficient legal consideration in an amount at least equal to the par value of the shares purchased, (ii) the right of the Company to repurchase or reacquire all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Committee in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for such Award (each, a “Restricted Stock Award”), and (iii) Section 6(b).

b. Terms and Conditions. A Participant that is the holder of a Restricted Stock Award, whether vested or unvested, shall be entitled to enjoy all shareholder rights with respect to the shares of Common Stock underlying such Restricted Stock Award, including the right to receive dividends and vote such shares. Subject to Section 6(c), the Committee shall determine all terms and conditions of any such Restricted Stock Award, including, but not limited to (i) the number of shares subject to such Restricted Stock Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. At the Committee’s election, shares of Common Stock issued in respect of a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapses, or (ii) evidenced by a stock certificate that may bear a legend indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant. All certificates registered in the name of the Participant shall, unless otherwise determined by the Committee, be deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

c. Vesting of Restricted Stock. Subject to Section 11(f) and Section 11(j), at the time of the grant of a Restricted Stock Award, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Restricted Stock Award, which vesting dates may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Restricted Stock Awards, other than Awards granted under Section 11(l), shall have a minimum vesting period of no less than one (1) year for Restricted Stock Awards granted subject to Performance Criteria and no less than three (3) years for all other Restricted Stock Awards.

7.	Restricted Stock Unit.

a. Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock in the future, with the future delivery of the Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified conditions (each, a “Restricted Stock Unit”).

b. Terms and Conditions. Subject to Section 7(c), the Committee shall determine all terms and conditions of any such Restricted Stock Unit, including, but not limited to (i) the number of shares subject to such Restricted Stock Unit or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (v) such further terms and conditions as may

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be determined from time to time by the Committee, in each case not inconsistent with this Plan. A Participant may not vote the shares represented by a Restricted Stock Unit. A Restricted Stock Unit may be settled in cash or Common Stock, as determined by the Committee, with the amount of the cash payment based on the Fair Market Value of the shares of Common Stock at the time of vesting. Any such settlements may be subject to such conditions, restrictions and contingencies as the Committee shall establish.

c. Vesting of Restricted Stock Unit. Subject to Section 11(f) and Section 11(j), at the time of the grant of a Restricted Stock Unit, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Restricted Stock Unit, which vesting dates may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Awards of Restricted Stock Units, other than Awards granted under Section 11(l), shall have a minimum vesting period of no less than one (1) year for Restricted Stock Units granted subject to Performance Criteria and no less than three (3) years for all other Restricted Stock Units.

8.	Phantom Stock.

a. General. The Committee may grant Awards entitling recipients to receive, in cash or shares, the Fair Market Value of shares of Common Stock (“Phantom Stock”) upon the satisfaction of one or more specified conditions.

b. Terms and Conditions. Subject to Section 8(c), the Committee shall determine the terms and conditions of a Phantom Stock Award, including, but not limited to (i) the number of shares subject to or represented by such Phantom Stock Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested or the amount of cash payable, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares or Phantom Stock Award, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. A Participant may not vote the shares represented by a Phantom Stock Award. Any settlements of Phantom Stock Awards may be subject to such conditions, restrictions and contingencies as the Committee shall establish.

c. Vesting of Phantom Stock. Subject to Section 11(f) and Section 11(j), at the time of the grant of a Phantom Stock Award, the Committee shall establish a vesting date or vesting dates with respect to such Phantom Stock Award. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

9.	Other Stock-Based Awards.

The Committee shall have the right to grant other Awards based upon the Common Stock and having such terms and conditions as the Committee may determine, including, without limitation, the grant of shares based upon certain conditions and/or Performance Criteria, the grant of securities convertible into Common Stock and the grant of stock units. The Committee shall determine the terms and conditions of any such Awards, including, but not limited to (i) the number of shares subject to such Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares or Award, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. Subject to Section 11(f) and Section 11(j), at the time of the grant of an Award under this Section 9, the Committee shall establish a vesting date or vesting dates with respect to such Award, which vesting date may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Full Value Awards granted under this Section 9, other than Full Value Awards granted under Section 11(l) herein, shall have

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a minimum vesting period of no less than one (1) year for Full Value Awards subject to Performance Criteria and no less than three (3) years for all other Full Value Awards granted hereunder.

10.	Cash Awards.

a. Grants. The Committee may grant cash awards (each, a “Cash Award”), either alone, in addition to, or in tandem with other Awards granted under the Plan.

b. Terms and Conditions. The Committee shall determine the terms and conditions of any such Cash Award. From time to time, the Committee shall establish administrative rules and procedures governing the administration of Cash Awards.

c. Variable Compensation Awards. A Cash Award that the Committee intends to be a “Variable Compensation Award” subject to Section 162(m) of the Code, provides a variable compensation payment each year to the Company’s executive officers and certain eligible senior employees each year based on certain Performance Criteria that may include, among other criteria, overall corporate and/or individual business group’s or division’s performance during the prior fiscal year, as determined by the Committee. Variable Compensation Awards are calculated based on a percentage of the Participant’s base annual salary (“Variable Compensation Factor”) and start at 5% for new Participants. Variable Compensation Factors are reviewed annually and typically do not exceed 100%. A newly hired executive officer or employee, who is approved for eligibility for Variable Compensation Awards, will be eligible to receive a Variable Compensation Award for their first year of employment, pro-rated from the date of hire. The Committee may rely upon the recommendation of the Company’s senior management in granting Variable Compensation Awards to eligible Participants who do not constitute executive officers of the Company, including as to the amount and terms of any such Awards and the satisfaction of Performance Criteria. No Participant may be granted Variable Compensation Awards that would result in a payment of more than $3 million during any one fiscal year.

11.	General Provisions Applicable to Awards.

a. Transferability of Awards. Except as the Committee may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant, provided, however, that Nonstatutory Stock Options may be transferred to a grantor-retained annuity trust or a similar estate-planning vehicle in which the trust is bound by all provisions of the Option which are applicable to the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees of such an Option.

b. Documentation. Each Award granted under the Plan, with the exception of Cash Awards, shall be evidenced by a written Award agreement in such form as the Committee shall from time to time approve. Award agreements shall comply with the terms and conditions of the Plan and may contain such other provisions not inconsistent with the terms and conditions of the Plan as the Committee shall deem advisable. In the case of an Incentive Stock Option, the Award agreement shall contain, or refer to, such provisions relating to exercise and other matters as are required of “incentive stock options” under the Code. Award agreements may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the Participant through the Company’s normal process for communicating electronically with its employees. As a condition to receiving an Award, the Committee may require the Participant to affirmatively accept the Award and agree to the terms and conditions set forth in the Award agreement by physically and/or electronically executing the Award agreement or by otherwise physically and/or electronically acknowledging such acceptance and agreement. With or without such affirmative acceptance, however, the Committee may prescribe conditions (including the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Participant may be deemed to have accepted the Award and agreed to the terms and conditions set forth in the Award agreement.

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c. Committee Discretion. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly.

d. Performance Criteria. For purposes of this Plan, the term “Performance Criteria” shall mean any one or more of the following performance criteria, applied to either the Company as a whole or to a division, business unit or Subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: cash flow; earnings per share; earnings before interest, taxes and amortization; return on equity; total shareholder return; share price performance; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; income from operations less restructuring and other, net, amortization of intangibles and acquisition and divestiture related charges or credits; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; product release schedules; new product innovation; product cost reduction; brand recognition/acceptance; product ship targets; process improvement results; verification of business strategy and/or business plan; improvement of strategic position; adaptation to changes in the marketplace or environment; or customer satisfaction. If the Award so provides, the Committee may appropriately evaluate achievement against Performance Criteria to take into account any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law; accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs and any extraordinary non-recurring charges or other events. The Committee may prescribe the foregoing criteria either individually or in combination. The Committee’s determination of the achievement of any Performance Criteria shall be conclusive. The minimum vesting period for all Full Value Awards granting shares of Common Stock subject to Performance Criteria, other than Full Value Awards granted under Section 11(l) herein, shall be no less than one (1) year.

e. Termination of Status. Except as otherwise specified herein, the Committee shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award under such circumstances, subject to applicable law and the provisions of the Code.

f. Acquisition or Liquidation of the Company.

(i) Consequences of an Acquisition. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company’s assets or otherwise (each, an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Committee”), shall, as to outstanding Awards, either (A) make appropriate provision for the continuation of such Awards by substituting on an equitable basis for the shares then subject to such Awards either (1) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (2) shares of stock of the surviving or successor corporation or (3) such other securities as the Committee or the Successor Committee deems appropriate, the Fair Market Value of which shall not materially exceed the Fair Market Value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition; or (B) upon written notice to the Participants, provide that all Awards must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the Awards shall terminate; or (C) terminate all Awards in exchange for a cash payment equal to the excess, if any, of the Fair Market Value of the shares subject to such Awards (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof, if any; or (D) in the case of Awards that may be settled in whole or in part in cash, provide for equitable treatment of such Awards.

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(ii) Substitution of Awards Upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

(iii) Liquidation or Dissolution. In the event of the proposed liquidation or dissolution of the Company, each Award, except for Cash Awards already earned, to the extent not then exercised or vested, will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

g. Withholding. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment, of any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax withholding obligation. The Committee may allow Participants to satisfy such tax withholding obligations in whole or in part by transferring shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

h. Amendment of Awards. The Committee may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, the vesting provisions (subject to the minimum vesting requirements set forth herein), Performance Criteria, or level of achievement of Performance Criteria, and converting an Incentive Stock Option to a Nonstatutory Stock Option; provided that, except as otherwise provided in Section 11(f)(i), the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant; provided, further, that subject to Section 3(c), an Option may not be amended subsequent to its issuance either to reduce the price at which such previously issued Option is exercisable or to extend the period of time for which such previously-issued Option shall be exercisable beyond ten (10) years unless such amendment is approved by the Company’s shareholders. Furthermore, no Option shall be canceled and replaced with Options having a lower exercise price unless such cancellation and exchange is approved by the Company’s shareholders.

i. Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations, and (iv) the Participant has paid to the Company, or made provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with the Award.

j. Acceleration. The Committee may at any time provide (i) that any Option shall become immediately exercisable in full or in part, (ii) that Awards that may be settled in whole or in part in cash may become immediately exercisable in full or in part, and (iii) in connection with the disability, death or retirement of a Participant or in connection with an event contemplated by Section 11(f)(i), (A) that any Restricted Stock Award or Restricted Stock Unit shall become exercisable in full or in part or shall be free of some or all restrictions or the risk of forfeiture or (B) that any other Full Value Award shall become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be. The Committee may take the actions contemplated by the preceding sentence despite the fact that such actions may (x) cause the application of Sections 280G and 4999 of the Code if an event contemplated by Section 11(f)(i) occurs, or (y) disqualify all or part of an Option as an Incentive Stock Option. In the event of the acceleration of the exercisability of one or more outstanding Options, including pursuant to Section 11(f)(i), the Committee may

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provide, as a condition of accelerated exercisability of any or all such Options, that the Common Stock or other substituted consideration, including cash, as to which exercisability has been accelerated shall be restricted and subject to forfeiture back to the Company at the election of the Company at the cost thereof upon termination of employment or other relationship, with the timing and other terms of the vesting of such restricted Common Stock or other consideration being not less favorable to the Participant than the timing and other terms of the superseded vesting schedule of the related Option.

k. Option or SAR Award Exchange. The Committee may, from time to time, upon obtaining shareholder approval therefor, undertake an exchange program under which employees deemed eligible by the Committee may elect to surrender for cancellation then existing Awards under the Plan or outstanding, unexercised options previously granted under the Company’s 1991 Employee Stock Option Plan, 1997 Employee Stock Option Plan and 1996 Non-Employee Director Stock Option Plan, that have, at the time, an exercise price at or above a level determined by the Board of Directors or the Committee in exchange for cash and/or another Award under the Plan, the form of such consideration to be determined by the Committee.

l. Exception to Minimum Vesting Periods. The Committee may grant up to 5% of the maximum, aggregate shares of Common Stock authorized for issuance hereunder in the form of Restricted Stock Awards, Restricted Stock Units and other Awards based upon Common Stock that do not comply with the minimum vesting periods set forth in Sections 6(c), 7(c), 9 and 13.

m. Compliance with Section 409A. Any other provision of the Plan or any Award to the contrary notwithstanding, the Plan and every Award hereunder shall be construed, administered and enforced as necessary to comply with applicable requirements of Section 409A of the Code and the Treasury and IRS rulings and regulations issued thereunder, so that no Participant shall (without such Participant’s express written consent) incur any of the additional tax or interest liabilities of Section 409A(a)(B) of the Code with respect to any Award. The Plan and each Award are hereby modified and limited as necessary to comply with applicable requirements of Section 409A.

12.	Foreign Jurisdictions.

To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such other terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for such purpose, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders. The Committee shall also have the authority and discretion to delegate the foregoing powers to appropriate officers of the Company.

13.	Grant of Awards to Non-Employee Directors.

Each person who is a member of the Board of Directors and who is not an employee of the Company (each, a “Non-Employee Director”) shall be automatically granted Awards having a Fair Market Value or exercisable for shares having a Fair Market Value, as the case may be, on the day of such grant as follows:

a. on the date such Non-Employee Director is first elected or appointed to the Board of Directors (other than pursuant to an election at an annual meeting of shareholders, in which case, paragraph b and only paragraph b below shall apply) equal to the value of the Automatic Annual Grant, as prorated daily to reflect the period between the directors date of election or appointment and the date of the next Automatic Annual Grant; and

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b. on the date in each year which is the earlier of (i) the date that the annual meeting of shareholders is held and (ii) the last Thursday in May, equal to a dollar amount approved by the Board of Directors not to exceed $200,000 (“Automatic Annual Grant”).

Awards granted under this Section 13 may be any of the following: Restricted Stock Units, Restricted Stock, Nonstatutory Stock Options, SARs, or cash, or a combination of the foregoing. Awards granted under the Plan shall be in addition to the annual Board and Committee cash retainers paid by the Company to the Non-Employee Directors. The type of Awards granted under this Section 13 shall be determined, in each instance, at the Committee’s discretion (subject to the foregoing limitations). The number of shares, if any, covered by Awards granted under this Section 13 shall be subject to adjustment in accordance with the provisions of Section 3(c) of this Plan. Subject to Section 11(f) and Section 11(j), an Award of Restricted Stock or Restricted Stock Units granted pursuant to this Section 13 shall have a minimum vesting period of no less than one (1) year for Restricted Stock or Restricted Stock Units granted subject to Performance Criteria and no less than three (3) years for all other Restricted Stock or Restricted Stock Units granted, unless such Award is granted under Section 11(l), and shall expire on the date which is ten (10) years after the date of grant of such Award. Any Options, SARs or other cash Awards granted pursuant to this Section 13 may, at the Committee’s discretion, be immediately exercisable or paid in their entirety on the date of grant.

14.	Miscellaneous.

a. Definitions.

(i) “Company” for purposes of eligibility under the Plan, shall include Teradyne, Inc. and any present or future subsidiary corporations of Teradyne, Inc., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Teradyne, Inc., as defined in Section 424(e) of the Code. For purposes of Awards other than Incentive Stock Options, the term “Company” shall include any other entity in which the Company has a direct or indirect significant interest, as determined by the Committee in its sole discretion.

(ii) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(iii) “Employee” for purposes of eligibility under the Plan shall include a person to whom an offer of employment has been extended by the Company and who has actually commenced employment with the Company, whether full or part-time status.

(iv) “Fair Market Value” of the Company’s Common Stock on any date means (i) the closing price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not then traded on a national securities exchange; or (iii) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length; provided, that, in all events the Fair Market Value shall represent the Committee’s good faith determination of the fair market value of the Common Stock. The Committee’s determination shall be conclusive as to the Fair Market Value of the Common Stock.

(v) “Full Value Awards” means Restricted Stock, Restricted Stock Units and Awards other than (a) Options or (b) SARs or (c) Cash Awards or (d) other stock-based Awards for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a cash payment from the Company).

b. Legal Consideration for Issuance of Shares. Unless otherwise determined by the Committee, in the case of Awards of Restricted Stock, Restricted Stock Units, or Awards that are settled in whole or in part with shares of Common Stock, to the extent such Awards do not otherwise require the payment by the Participant of cash

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consideration that exceeds the par value of the shares of Common Stock received in connection therewith, the services rendered or to be rendered by the Participant shall satisfy the legal requirement of payment of par value for such shares of Common Stock.

c. No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

d. No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

e. Effective Date and Term of Plan. The Plan shall become effective on the date on which it is approved by the shareholders of the Company (the “Effective Date”). No Awards shall be granted under the Plan after the completion of ten (10) years from the Effective Date, but Awards previously granted may extend beyond that date.

f. Amendment of Plan. The Committee may amend this Plan at any time, provided that any material amendment to the Plan will not be effective unless approved by the Company’s shareholders. For this purpose, a material amendment is any amendment that would (i) other than pursuant to Section 3(c), materially increase either the aggregate number of shares of Common Stock available for issuance under the Plan; or the maximum number of shares of Common Stock issuable in one fiscal year to a Participant; (ii) expand or limit the class of persons eligible to receive Awards or otherwise participate in the Plan; (iii) subject to Section 3(c), reduce the price at which a previously-issued Option is exercisable or extend the period of time for which a previously-issued Option shall be exercisable beyond ten (10) years; (iv) subject to Section 11(f) and Section 11(j), amend the minimum vesting provisions of Full Value Awards; or (v) require shareholder approval pursuant to the requirements of the NYSE and/or any other exchange on which the Company is then listed or pursuant to applicable law.

g. Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts, exclusive of reference to rules and principles of conflicts of law.

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APPENDIX B

TERADYNE, INC.

1996 EMPLOYEE STOCK PURCHASE PLAN

(as amended, effective March 28, 2013)

Article 1—Purpose.

This 1996 Employee Stock Purchase Plan (the “Plan”) is intended to encourage stock ownership by all eligible employees of Teradyne, Inc. (the “Company”), a Massachusetts corporation, and its participating subsidiaries (as defined in Article 17) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company and its participating subsidiaries. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Article 2—Administration of the Plan.

The Plan may be administered by a committee appointed by the Board of Directors of the Company (the “Committee”). The Committee shall consist of not less than two members of the Company’s Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee may select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, provided that any such rules and regulations shall be applied on a uniform basis to all employees under the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

In the event the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have all power and authority to administer the Plan. In such event, the word “Committee” wherever used herein shall be deemed to mean the Board of Directors.

Article 3—Eligible Employees.

No option may be granted to any person serving as a member of the Committee at the time of grant. Subject to the foregoing limitation, all employees of the Company or any of its participating subsidiaries on United States payroll who are employees of the Company or any of its participating subsidiaries on or before the first day of any Payment

Period (as defined in Article 5), and whose customary employment is not less than twenty hours per week and more than five months in any calendar year shall be eligible to receive options under the Plan to purchase common stock of the Company, par value $.125 per share (“Common Stock”). All eligible employees shall have the same rights and privileges hereunder. Persons who elect to enter the Plan in accordance with Article 7 and who are eligible employees on the first business day of any Payment Period (as defined in Article 5) shall receive their options as of such day. Persons who elect to enter the Plan in accordance with Article 7 and who become eligible employees after any date on which options are granted under the Plan shall be granted options on the first business day of the next succeeding Payment Period on which options are granted to eligible employees under the Plan. In no event, however, may an employee be granted an option if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

Article 4—Stock Subject to the Plan.

The stock subject to the options under the Plan shall be authorized but unissued Common Stock, or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 30,400,000, subject to adjustment as provided in Article 12. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

Article 5—Payment Periods and Stock Options.

For the duration of the Plan, a Payment Period shall be defined as each six-month period commencing on the first day of January and ending on the last day of June and commencing on the first day of July and ending on the last day of December of each calendar year. Notwithstanding the foregoing, the first Payment Period during which payroll deductions will be accumulated under the Plan shall commence on July 1, 1996 and shall end on December 31, 1996.

On the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period, at the Option Price hereinafter provided for, a maximum number of 3,000 shares on condition that such employee remains eligible to participate in the Plan throughout the remainder of such Payment Period. The participant shall be entitled to exercise the option so granted only to the extent of the participant’s accumulated payroll deductions on the last day of such Payment Period. If the participant’s accumulated payroll deductions on the last day of the Payment Period would enable the participant to purchase more than 3,000 shares except for the 3,000 share limitation, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 3,000 shares shall be promptly refunded to the participant by the Company, without interest. The Option Price per share for each Payment Period shall be 85% of the fair market value of the Common Stock on the last business day of the Payment Period rounded up to the nearest cent. The foregoing limitation on the number of shares subject to option and the Option Price shall be subject to adjustment as provided in Article 12.

For purposes of the Plan, the term “fair market value” on any date means (i) the closing price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on a national securities exchange; or (iii) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

For purposes of the Plan, the term “business day” means a day on which there is trading on The Nasdaq Stock Market or the aforementioned national securities exchange, whichever is applicable pursuant to the preceding paragraph; and if neither is applicable, a day that is not a Saturday, Sunday or legal holiday in Massachusetts.

Notwithstanding any other provision herein, no employee shall be granted an option which permits the employee’s right to purchase stock under the Plan, and under all other Section 423(b) employee stock purchase plans of the Company and any parent or subsidiary corporations, to accrue at a rate which exceeds $25,000 of fair

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market value of such stock (determined on the date or dates that options on such stock were granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code. If the participant’s accumulated payroll deductions on the last day of the Payment Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) $25,000 limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the participant by the Company, without interest.

Article 6—Exercise of Option.

Each eligible employee who continues to be a participant in the Plan on the last day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as the participant’s accumulated payroll deductions on such date will pay for at the Option Price, subject to the 3,000 share limit of the option and the Section 423(b)(8) $25,000 limitation described in Article 5. If the individual is not a participant on the last day of a Payment Period, then he or she shall not be entitled to exercise his or her option. Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in a participant’s account at the end of a Payment Period solely by reason of the inability to purchase a fractional share (and for no other reason) shall be refunded.

Article 7—Authorization for Entering the Plan.

An employee may elect to enter the Plan by filling out, signing and delivering to the Company an authorization:

A. Stating the percentage to be deducted from the employee’s pay;

B. Authorizing the purchase of stock for the employee in each Payment Period in accordance with the terms of the Plan; and

C. Specifying the exact name or names in which stock purchased for the employee is to be issued as provided under Article 11 hereof.

Such authorization must be received by the Company on or before the first day of the next succeeding Payment Period.

Unless a participant files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the participant has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

The Company will accumulate and hold for each participant’s account the amounts deducted from his or her pay. No interest will be paid on these amounts.

Article 8—Maximum Amount of Payroll Deductions.

An employee may authorize payroll deductions in an amount (expressed as a whole percentage) not less than two percent (2%) but not more than ten percent (10%) of the employee’s cash compensation.

Article 9—Change in Payroll Deductions.

Deductions may not be increased during a Payment Period. Deductions may be decreased during a Payment Period, provided that an employee may not decrease his deduction more than once during any Payment Period.

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Article 10—Withdrawal from the Plan.

A participant may withdraw from the Plan (in whole but not in part) at any time prior to the last day of a Payment Period by delivering a withdrawal notice to the Company.

To re-enter the Plan, an employee who has previously withdrawn must file a new authorization on or before the first day of the next Payment Period in which he or she wishes to participate. The employee’s re-entry into the Plan becomes effective at the beginning of such Payment Period, provided that he or she is an eligible employee on the first business day of the Payment Period.

Article 11—Issuance of Stock.

Certificates for stock issued to participants shall be delivered as soon as practicable after each Payment Period by the Company’s transfer agent.

Stock purchased under the Plan shall be issued only in the name of the participant, or if the participant’s authorization so specifies, in the name of the participant and another person of legal age as joint tenants with rights of survivorship.

Article 12—Adjustments.

Upon the happening of any of the following described events, a participant’s rights under options granted under the Plan shall be adjusted as hereinafter provided:

A. In the event that the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a reorganization, split-up, liquidation, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company, each participant shall be entitled, subject to the conditions herein stated, to purchase such number of shares of Common Stock or amount of other securities of the Company as were exchangeable for the number of shares of Common Stock that such participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange; and

B. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to options hereunder, each participant upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which the participant is exercising his or her option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of shares thereof and the amount of cash in lieu of fractional shares, respectively, which the participant would have received if the participant had been the holder of the shares as to which the participant is exercising his or her option at all times between the date of the granting of such option and the date of its exercise.

Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are subject to options which have been or may be granted under the Plan and the limitations set forth in the second paragraph of Article 5 shall also be appropriately adjusted to reflect the events specified in paragraphs A and B above. Notwithstanding the foregoing, any adjustments made pursuant to paragraphs A or B shall be made only after the Committee, based on advice of counsel for the Company, determines whether such adjustments would constitute a “modification” (as that term is defined in Section 424 of the Code). If the Committee determines that such adjustments would constitute a modification, it may refrain from making such adjustments.

If the Company is to be consolidated with or acquired by another entity in a merger, a sale of all or substantially all of the Company’s assets or otherwise (an “Acquisition”), the Committee or the board of directors

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of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall, with respect to options then outstanding under the Plan, either (i) make appropriate provision for the continuation of such options by arranging for the substitution on an equitable basis for the shares then subject to such options either (a) the consideration payable with respect to the outstanding shares of the Common Stock in connection with the Acquisition, (b) shares of stock of the successor corporation, or a parent or subsidiary of such corporation, or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not exceed the fair market value of the shares of Common Stock subject to such options immediately preceding the Acquisition; or (ii) terminate each participant’s options in exchange for a cash payment equal to the excess of the fair market value on the date of the Acquisition of the number of shares of Common Stock that the participant’s accumulated payroll deductions as of the date of the Acquisition could purchase, at an option price determined with reference only to the first business day of the applicable Payment Period and subject to the 3,000 share limit, Code Section 423(b)(8) and fractional-share limitations on the amount of stock a participant would be entitled to purchase over the aggregate option price to such participant thereof.

The Committee or Successor Board shall determine the adjustments to be made under this Article 12, and its determination shall be conclusive.

Article 13—No Transfer or Assignment of Employee’s Rights.

An option granted under the Plan may not be transferred or assigned, otherwise than by will or by the laws of descent and distribution. Any option granted under the Plan may be exercised, during the participant’s lifetime, only by the participant.

Article 14—Termination of Employee’s Rights.

Whenever a participant ceases to be an eligible employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her rights under the Plan shall immediately terminate, and the Company shall promptly refund, without interest, the entire balance of his or her payroll deduction account under the Plan; provided, however, that if an employee is laid off during the last three months of any Payment Period, he shall nevertheless be deemed to be a participant in the Plan on the last day of the Payment Period. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a participant is on military leave, sick leave or other bona fide leave of absence, for up to 90 days, or, if such leave is longer than 90 days, for so long as the participant’s right to re-employment is guaranteed either by statute or by written contract. Notwithstanding any other provision herein, if a participant’s employment is terminated by reason of retirement, and the date of such termination occurs after the date that is 3 months prior to the last day of the Payment Period, such participant’s rights under the Plan are not immediately terminated, and if the participant has not withdrawn from the Plan, such participant’s options shall be deemed to have been exercised on the last day of the Payment Period in accordance with the terms of the Plan.

Article 15—Termination and Amendments to Plan.

The Plan may be terminated at any time by the Company’s Board of Directors but such termination shall not affect options then outstanding under the Plan. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the shareholders of the Company, no amendment may (i) increase the number of shares that may be issued under the Plan; (ii) change the class of employees eligible to receive options under the

5

Plan, if such action would be treated as the adoption of a new plan for purposes of Code Section 423(b) and the regulations thereunder; (iii) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become inapplicable to the Plan or (iv) materially revise the Plan pursuant to the rules and regulations of the NYSE.

Article 16—Limits on Sale of Stock Purchased under the Plan.

The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable federal or state securities laws and subject to any restrictions imposed under Article 21 to ensure that tax withholding obligations are satisfied. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

Article 17—Participating Subsidiaries.

The term “participating subsidiary” shall mean any present or future subsidiary of the Company, as that term is defined in Section 424(f) of the Code, that is designated from time to time by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the shareholders.

Article 18—Optionees Not Shareholders.

Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been actually purchased by the employee.

Article 19—Application of Funds.

The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

Article 20—Notice to Company of Disqualifying Disposition.

By electing to participate in the Plan, each participant agrees to notify the Company in writing immediately after the participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Payment Period in which such Common Stock was acquired. Each participant further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as “disqualifying dispositions” under Sections 421 and 424 of the Code, which have certain tax consequences to participants and to the Company and its participating subsidiaries.

Article 21—Withholding of Additional Income Taxes.

By electing to participate in the Plan, each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to the amounts deducted from the participant’s compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant’s compensation, when amounts are added to the participant’s account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from

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compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the participant’s accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

Article 22—Governmental Regulations.

The Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to identify shares of Common Stock issued under the Plan on its stock ownership records and send tax information statements to employees and former employees who transfer title to such shares.

Article 23—Governing Law.

The validity and construction of the Plan shall be governed by the laws of Massachusetts, without giving effect to the principles of conflicts of law thereof.

Article 24—Approval of Board of Directors and Stockholders of the Company.

The Plan was adopted by the Board of Directors on March 19, 1996 and on such date the Board of Directors resolved that the Plan was to be submitted to the shareholders of the Company for approval at the next meeting of shareholders. The plan was subsequently approved by the shareholders.

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Teradyne, Inc. C/O Broadridge Corporate Solution P O Box 1342 Brentwood, NY 11717

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain
1a	James W. Bagley	☐	☐	☐		For	Against	Abstain
1b 1c 1d	Michael A. Bradley Albert Carnesale Daniel W. Christman	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

3     To approve an amendment to the 2006 Equity and Cash Compensation Incentive Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 10,000,000 shares.

						☐	☐	☐
1e 1f	Edwin J. Gillis Timothy E. Guertin	☐ ☐	☐ ☐	☐ ☐	4 To approve an amendment to the 1996 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 5,000,000 shares.	☐	☐	☐
1g 1h	Paul J. Tufano Roy A. Vallee	☐ ☐	☐ ☐	☐ ☐	5 To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.		For	Against	Abstain

2     To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables”.

		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Form 10-K is/are available at www.proxyvote.com.

TERADYNE, INC. Annual Meeting of Shareholders May 21, 2013 10:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) MICHAEL A. BRADLEY and CHARLES J. GRAY, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TERADYNE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EST on May 21, 2013, at Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side